UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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☐ Soliciting Material Pursuant to §240.14a-12

ALLETE, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ALLETE, Inc. 30 West Superior Street Duluth, Minnesota 55802

NOTICE OF 2017 ANNUAL MEETING OF SHAREHOLDERS _________________________________________________________________

When:	Tuesday, May 9, 2017, at 10:30 a.m., CDT (Doors will open at 9:30 a.m.)
Where:	Duluth Entertainment Convention Center Lake Superior Ballroom 350 Harbor Drive Duluth, MN 55802
Business Items:	1. To elect a Board of Directors to serve for the ensuing year;
2. To hold an advisory vote to approve ALLETE's executive compensation;
3. To hold an advisory vote on the frequency of future advisory votes on executive compensation;
4. To ratify the selection of PricewaterhouseCoopers LLP as ALLETE's independent registered public accounting firm for 2017; and
5. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.
Who Can Vote:	Shareholders of record on the books of ALLETE at the close of business on March 10, 2017.
Attendance:	All shareholders are invited and encouraged to attend the Annual Meeting in person. If you wish to do so, please review the information on page 2.

At the direction of the Board of Directors,

/s/ Bethany M. Owen
Bethany M. Owen
Senior Vice President, Chief Legal and Administrative Officer, and Secretary

March 23, 2017
Duluth, Minnesota

PROXY STATEMENT TABLE OF CONTENTS ________________________________________________________________

DEFINITIONS	iii
PROXY STATEMENT	1
Proxy Solicitation and Costs	1
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING	2
OWNERSHIP OF ALLETE COMMON STOCK	7
Securities Owned by Certain Beneficial Owners	7
Securities Owned by Directors and Management	7
Pledging, Hedging, and Short Sales of Common Stock Prohibited	9
Section 16(a) Beneficial Ownership Reporting Compliance	9
ITEM NO. 1—ELECTION OF DIRECTORS	10
Nominees for Director	10
CORPORATE GOVERNANCE	15
Governance Policies	15
Director Independence	16
Related Person Transactions and Director Independence Determinations	17
Board Leadership Structure	18
Meetings, Committee Membership, and Committee Functions	19
Director Attendance	20
Director Nominations	20
Communications between Shareholders and Other Interested Parties and the Board	21
Director Common Stock Ownership Guidelines	21
Code of Business Conduct and Ethics	21
Risk Oversight	21
ITEM NO. 2—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION	23
COMPENSATION DISCUSSION AND ANALYSIS	24
Executive Summary	24
Compensation Philosophy	24
2016 Financial Performance for Incentive Plans	24
2016 Compensation Decisions	26
Say-on-Pay Advisory Vote Results	26
Key Compensation Elements: What We Pay and Why	27
Key Compensation Practices	28
How We Link Executive Pay to Performance	28
Retirement and Other Broad-Based Benefits	35
Severance Benefits	36
Perquisites	37
Executive Stock Ownership Guidelines	37
Compensation Recovery Policy	38
Process for Determining Executive Compensation	38
Shareholder Advisory Voting on Executive Compensation	43
COMPENSATION COMMITTEE REPORT	44
EXECUTIVE COMPENSATION TABLES	45
Summary Compensation Table–2016	45

i

Grants of Plan-Based Awards–2016	47
Grants of Plan-Based Awards Discussion	48
Outstanding Equity Awards at Fiscal Year-End–2016	50
Option Exercises and Stock Vested–2016	51
Pension Benefits–2016	51
Pension Benefits Discussion	52
Non-Qualified Deferred Compensation–2016	54
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL	56
Estimated Potential Payments Upon Termination Associated with a Change in Control	57
Estimated Potential Payments Upon Termination Due to Retirement, Disability, or Death	58
Estimated Additional Payments Due to Long-Term Disability	58
DIRECTOR COMPENSATION	59
ITEM NO. 3—ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION	61
ITEM NO. 4—RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	62
AUDIT COMMITTEE REPORT	63
Audit Committee Pre-Approval Policies and Procedures	64
Audit and Non-Audit Fees	64
OTHER BUSINESS	65
Shareholder Proposals for the 2018 Annual Meeting	65

ii

DEFINITIONS ________________________________________________________________

The following abbreviations or acronyms are used in this Proxy Statement. References to "we," "us," and "our" are to ALLETE, Inc.

Abbreviation or Acronym	Term
AIP	ALLETE Executive Annual Incentive Plan
ALLETE, or Company	ALLETE, Inc.
Annual Meeting	Annual Meeting of Shareholders
Annual Report	2016 Annual Report on Form 10-K
ASC	Financial Accounting Standards Board Accounting Standards Codification
Audit Committee	Audit Committee of the Board
Board, or Directors	ALLETE's Board of Directors
CD&A	Compensation Discussion and Analysis Section of this Proxy Statement
CEO	Chief Executive Officer of ALLETE
CFO	Chief Financial Officer of ALLETE
CIC Severance Plan	ALLETE and Affiliated Companies Change in Control Severance Plan
Common Stock	ALLETE Common Stock
Compensation Committee, or ECC	Executive Compensation Committee of the Board
Compensation Recovery Policy	ALLETE and Affiliated Companies Compensation Recovery Policy
Corporate Governance Committee, or CGC	Corporate Governance and Nominating Committee of the Board
Deferral Plan I	ALLETE Non-Employee Director Compensation Deferral Plan I
Deferral Plan II	ALLETE Non-Employee Director Compensation Deferral Plan II
Deferral Plans	Deferral Plan I and Deferral Plan II, collectively
EEI	Edison Electric Institute
ERM	Enterprise Risk Management
Exchange Act	Securities Exchange Act of 1934, as amended.
LTIP	ALLETE Executive Long-Term Incentive Compensation Plan
Mercer	Mercer Consulting
NEO	Named Executive Officer
NYSE	New York Stock Exchange
Pearl Meyer	Pearl Meyer & Partners, LLC
PricewaterhouseCoopers	PricewaterhouseCoopers LLP
PSA	Performance Share Award
Retirement Plan A	ALLETE and Affiliated Companies Retirement Plan A
Retirement Plan B	ALLETE and Affiliated Companies Retirement Plan B
RSOP	ALLETE and Affiliated Companies Retirement Savings and Stock Ownership Plan
RSU	Restricted Stock Unit
SEC	Securities and Exchange Commission
SERP	SERP I and SERP II, collectively
SERP I	ALLETE and Affiliated Companies Supplemental Executive Retirement Plan I
SERP II	ALLETE and Affiliated Companies Supplemental Executive Retirement Plan II
Tax Code	Internal Revenue Code of 1986, as amended
TSR	Total Shareholder Return

iii

ALLETE, Inc.
30 West Superior Street
Duluth, Minnesota 55802

PROXY STATEMENT _________________________________________________________________

Proxy Solicitation and Costs

ALLETE is delivering these proxy materials to our shareholders as part of soliciting proxies to be voted at the Company's 2017 Annual Meeting, which will be held in the Lake Superior Ballroom at the Duluth Entertainment Convention Center in Duluth, Minnesota, on Tuesday, May 9, 2017, at 10:30 a.m., CDT.

We expect to solicit proxies primarily by mail. We will also solicit proxies by e-mail from shareholders who previously requested to receive proxy materials electronically and from the majority of our employee shareholders.

We have retained Georgeson LLC to assist in the solicitation of proxies. Directors, officers, other employees, or retirees also may solicit proxies in person or by telephone at a nominal cost. Brokers and other custodians, nominees, and fiduciaries will be asked to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses. The Company expects to pay approximately $10,000 plus expenses in connection with soliciting proxies.

The Notice of Annual Meeting, Proxy Statement and form of proxy were first sent to shareholders on or about March 23, 2017.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Proxy Statement and 2016 Annual Report on Form 10-K are available online at materials.proxyvote.com/018522.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
AND VOTING _________________________________________________________________

Q:    Why did I receive these proxy materials?
You received these materials because you were an ALLETE shareholder at the close of business on March 10, 2017 (the Record Date) and are entitled to vote at the Annual Meeting.

Q:    Who is entitled to vote at the Annual Meeting?
Investors who held the Company's Common Stock at the close of business on the Record Date are entitled to vote at the Annual Meeting. As of the close of business on the Record Date, there were 50,859,626 outstanding shares of Common Stock, each entitled to one vote.

Q:    What is the purpose of the Annual Meeting?
At the meeting, shareholders will be asked to do the following:

•
Elect a Board of ten Directors to serve for the ensuing year. The Director nominees are: Kathryn W. Dindo, Sidney W. Emery, Jr., George G. Goldfarb, James S. Haines, Jr., Alan R. Hodnik, James J. Hoolihan, Heidi E. Jimmerson, Madeleine W. Ludlow, Douglas C. Neve, and Leonard C. Rodman;

•	Hold an advisory vote to approve executive compensation;

•	Hold an advisory vote on the frequency of future advisory votes on executive compensation;

•	Ratify the selection of PricewaterhouseCoopers as the Company's independent registered public accounting firm for 2017; and

•	Transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The Board is not aware of any other matter to be presented at the Annual Meeting. If any other matters properly come before the meeting, all shares represented by valid proxies will be voted in accordance with the judgment of the appointed proxies.

Q:    What do I need if I plan to attend the Annual Meeting?
You will need an admission ticket to attend the Annual Meeting. An admission ticket has been included with your proxy materials or with your Notice of Internet Availability of Proxy Materials.

Please vote your proxy even if you plan to attend the Annual Meeting. After you vote, keep your admission ticket and bring it with you to the meeting.

If you do not bring your admission ticket to the Annual Meeting, you will be asked to present proof of your Common Stock ownership and a government-issued photo identification in order to receive an admission ticket on the day of the meeting.

Each shareholder may bring a guest to the Annual Meeting. Guests must be accompanied by a shareholder and will need an admission ticket to enter the meeting. You may request an additional ticket for your guest on the day of the Annual Meeting.

Q:    How many votes must be present to hold the Annual Meeting?
The holders of a majority of the shares of Common Stock entitled to vote at the meeting must be present in person or represented by proxy to constitute a quorum, which is required to transact business at the Annual Meeting.

Q:    How does the Board recommend that I vote?
The Board recommends that you vote as follows: (1) "FOR" each Director nominee, (2) "FOR" the advisory approval of ALLETE's executive compensation, (3) for a "ONE YEAR" frequency for future advisory votes to approve executive compensation, (4) "FOR" ratification of PricewaterhouseCoopers as the Company's independent registered public accounting firm for 2017, and (5) in accordance with the discretion of the persons acting under the proxy concerning such other business as may properly be brought before the meeting or any adjournments or postponements thereof.

Unless contrary instructions are provided, all shares of Common Stock represented by valid proxies will be voted in accordance with the Board's recommendations.

Q:    How do I vote my shares?
You may vote your shares by proxy using any of the following methods:

•
Internet: Vote online at www.proxypush.com/ale. Follow the instructions on your proxy card or, if you received these materials electronically, the instructions in the e-mail message notifying you of the availability of these materials. Do not return your proxy card if you vote online. Internet voting will be available until 12:00 p.m. CDT on May 8, 2017.

•
Telephone: Vote using a touch-tone telephone by calling (866) 883-3382 and following the instructions on your proxy card or, if you received these materials electronically, the instructions in the e-mail message notifying you of the availability of these materials. Do not return your proxy card if you vote by telephone. Telephonic voting will be available until 12:00 p.m. CDT on May 8, 2017.

•
Mail: Complete, sign, and date the proxy card that you received and return it, using the prepaid postage envelope provided, to ALLETE, Inc., c/o Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873.

If your shares are held in the name of a broker, bank, or other nominee, you must vote your shares in the manner prescribed by your brokerage firm, bank, or other nominee. Your brokerage firm, bank, or other nominee should give you a voting instruction form to direct your broker or other nominee about how to vote your shares.

Q:    What is the difference between a shareholder of record and a “street name” holder?
If your Common Stock is registered directly in your name with our transfer agent, Wells Fargo Bank, N.A., you are called a "shareholder of record." As the shareholder of record, you have the right to vote your shares by proxy directly with the Company (online, by telephone, or by mail) or in person at the Annual Meeting.

If your Common Stock is in an account or trust held in the name of a broker, bank, or other nominee as custodian on your behalf, you are a "street name" holder. As a beneficial owner, you have the right to direct your broker, bank, or other nominee as to how to vote your shares. You are also invited to attend the Annual Meeting. If you wish to vote your shares in person at the meeting, however, you must bring a legal proxy from your broker, bank, or other nominee.

Q:    Can my broker vote my shares for me without instruction from me?
Your broker may vote your shares without instruction from you only as to the ratification of the selection of our independent registered public accounting firm for 2017 (Item 4). As to all other voting items in this Proxy Statement, your broker cannot vote your shares without instructions from you.

If you do not instruct your broker to vote your shares as to Item 1, your shares will not be considered in determining the number of votes necessary for approval and will have no effect on the outcome of this proposal. With respect to both Item 2 and Item 3, if you do not instruct your broker to vote your shares, your shares will be considered an abstention and your abstention will have the same effect as a vote against that proposal.

Q:    Can I change my vote or revoke my proxy?
Yes. If you are a shareholder of record, you can change your vote or revoke your proxy at any time before it is voted at the Annual Meeting, either by signing and returning a proxy card with a later date or by attending the Annual Meeting in person and changing your vote prior to the start of the meeting. If you have voted your shares online or by telephone, you can revoke your prior online or telephonic vote by recording a different vote, or by signing and returning a proxy card dated as of a date later than your last online or telephonic vote. If your shares are held in street name, you must contact your broker, bank, or other nominee to change your vote or revoke your proxy.

Q:    What vote is required to approve each proposal?
Item 1: Each Director will be elected by the affirmative vote of a majority of the votes cast with respect to that Director nominee. A majority of the votes cast means that the number of votes cast “for” the election of a nominee must exceed the number of votes cast “against” the election of that nominee. Each nominee receiving more votes for his or her election than votes against his or her election will be elected. If you abstain from voting for one or more of the nominees for Director, your abstention will have no effect on the election of such Director.

Item 2: The advisory vote on executive compensation will be decided by an affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote, provided that the total number of shares voting for this proposal represents more than 25 percent of the Common Stock shares outstanding on the Record Date. If you abstain from this advisory vote, your abstention will have the same effect as a vote against this proposal. Although this is a non-binding, advisory vote, the Compensation Committee and the Board will consider the outcome of the vote when making future executive compensation decisions.

Item 3: The advisory vote on the frequency of future advisory votes on executive compensation will be decided by an affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote, provided that the total number of shares voting for this proposal represents more than 25 percent of the Common Stock shares outstanding on the Record Date. Your vote in favor of one of the frequency choices, or your abstention, will have the same effect as a vote against the other frequency choices (or against all the choices in the case of your abstention). Although this is a non-binding, advisory vote, the Compensation Committee and the Board will consider the outcome of the vote when making future executive compensation decisions.

Item 4: The affirmative vote of a majority of the shares present in person or represented by proxy is required to ratify the selection of PricewaterhouseCoopers as our independent registered public accounting firm for 2017, provided that the total number of shares voting for this proposal represents more than 25 percent of the shares outstanding on the Record Date. If you abstain from voting for the ratification of the selection of PricewaterhouseCoopers, your abstention will have the same effect as a vote against this proposal.

A “broker non-vote” occurs when a broker submits a proxy card for shares to the Company but does not indicate a vote on a particular matter because the broker has not received timely voting instructions from the beneficial owner with respect to that particular matter. Broker non-votes are not counted for or against any proposal. They are treated as shares not present and not entitled to vote on a particular proposal.

An automated system administered by Wells Fargo Shareowner Services will tabulate the proxy votes.

Q:    Where can I find the voting results?
We will announce preliminary results at the Annual Meeting and publish the results in a Form 8-K filed with the SEC within four business days after the date of the Annual Meeting.

Q:    Why would I receive more than one proxy card?
You might receive multiple proxy cards if you hold your shares in more than one account. Please vote all the shares that you own. We encourage you to have all accounts registered in the same name and address whenever possible. You can accomplish this by contacting ALLETE Shareholder Services at (800) 535-3056 or (218) 355-3974, or by writing to ALLETE, Inc., Attention: Shareholder Services, 30 West Superior Street, Duluth, MN 55802.

Q:	I received more than one complete set of proxy materials. Is it possible to eliminate duplicates?
If you hold stock in more than one account or if you are a registered shareholder and you share the same address with another of our registered shareholders, you may request delivery of a single copy of future annual reports and proxy statements at any time by calling ALLETE Shareholder Services at (800) 535-3056 or (218) 355-3974, or by writing to ALLETE's transfer agent, Wells Fargo Bank, N.A., Shareowner Services, Attention: Householding, P.O. Box 64854, St. Paul, MN 55164-0854.

Many brokerage firms and financial institutions have procedures for delivering a single copy of Company documents to households with multiple beneficial shareholders. If your family has one or more “street name” accounts under which you beneficially own shares of Common Stock, please contact your broker or financial institution directly if you require additional copies of this Proxy Statement or the Annual Report, or if you have other questions or directions concerning your “street name” account.

Q:	I received these proxy materials electronically. How can I get paper copies of these materials?
If you would like to request paper copies of proxy materials, including a proxy card, call ALLETE Shareholder Services at (800) 535-3056 or (218) 355-3974.

Q:    How can I subscribe to electronic delivery of annual reports and proxy statements?
We are pleased to offer our shareholders the convenience of receiving proxy statements, annual reports, and other shareholder materials electronically. With your consent, we will no longer send you paper copies of these documents beginning next year. Instead, we will send you an e-mail notification that the shareholder materials have been filed with the SEC and are available for you to view. The notification will include a link to the website on which you can view the materials. We will also provide you with a link to allow you to vote your shares of Common Stock online.

To sign up for electronic receipt of shareholder materials, follow these easy directions:

1.	Log onto the Internet at www.allete.com

2.	Click on “Investors”

3.	Click on “Shareholder Services”

4.	Click on “Proxy Electronic Delivery”

5.	Follow the prompts to submit your electronic consent.

You will receive an e-mail confirmation of your enrollment. You will continue to receive your shareholder materials electronically for as long as you remain a shareholder and the e-mail account that you provide the Company remains active, unless you choose to cancel your enrollment, which you may do at any time.

Q:    Who can answer my additional questions?
You are welcome to contact ALLETE Shareholder Services department with any questions you may have regarding this Proxy Statement. The telephone numbers are (800) 535-3056 or
(218) 355-3974. The mailing address is: ALLETE, Inc., Attention: Shareholder Services, 30 West Superior Street, Duluth, MN 55802.

OWNERSHIP OF ALLETE COMMON STOCK _________________________________________________________________

Company records and other information available from outside sources, including information filed with the SEC, indicate that the following shareholders beneficially owned more than five percent of the Company's voting securities as of March 10, 2017:

Securities Owned by Certain Beneficial Owners
Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class[1]
Common Stock	BlackRock, Inc.[2] 55 East 52nd Street New York, NY 10022	6,030,635	11.9%
Common Stock	The Vanguard Group, Inc.[3] 100 Vanguard Boulevard Malvern, PA 19355	4,522,257	8.9%

[1]	As of March 10, 2017.

[2]
The information shown, including the number of shares beneficially owned, comes from information filed with the SEC on Schedule 13G/A on January 12, 2017. The information reflects the number of Common Stock shares beneficially owned as of December 31, 2016, and includes BlackRock, Inc. and certain of its affiliates.

[3]
The information shown, including the number of shares beneficially owned, comes from information filed with the SEC on Schedule 13G/A on February 9, 2017. The information reflects the number of Common Stock shares beneficially owned as of December 31, 2016, and includes The Vanguard Group, Inc. and certain of its subsidiaries.

Securities Owned by Directors and Management
The Common Stock ownership guideline that applies to Directors is discussed on page 21. Directors are expected to own shares with a valuation of at least $300,000 within five years of election. As of March 10, 2017, all Directors met the Common Stock ownership guideline. Common Stock ownership guidelines applicable to our NEOs are discussed beginning on page 37. The Board reviewed our NEOs' stock ownership in July 2016; the Board reviewed Mr. DeVinck's Common Stock ownership guideline again in February 2017 in connection with his previously-announced planned retirement from the CFO position. As of March 10, 2017, all NEOs met their respective stock ownership guideline. For purposes of determining whether Directors and NEOs meet the Common Stock ownership guidelines, we include deferred shares and restricted stock units because we believe those derivative holdings accomplish similar objectives as stock ownership, namely, (1) encouraging Directors and NEOs to have a stake in the Company, and (2) aligning interests of Directors and NEOs with those of shareholders.

The following table shows the shares of Common Stock beneficially owned as of March 10, 2017, by Directors, nominees for Director, executive officers named in the Summary Compensation Table on page 45, and all Directors, nominees for Director, and executive officers as a group. Shares shown under the heading "Other" are not considered beneficially owned in accordance with Rule 13d-3 of the Exchange Act, but are considered by the Company in determining whether an individual has met the Company's share ownership guidelines. Unless otherwise indicated, the persons shown have sole voting and investment power over the shares listed.

Securities Owned by Directors and Management
			Other[2]
	Name of Beneficial Owner	Number of Shares Beneficially Owned[1]	Restricted Stock Units	Deferred Shares Under the Director Deferred Stock Plan	Company Share Ownership Guidelines[3]
Directors and Nominees for Director	Kathryn W. Dindo	7,056	—	6,305	4,928
	Sidney W. Emery, Jr.	21,846	—	0	4,928
	George G. Goldfarb	2,498	—	5,798	4,928
	James S. Haines, Jr.	4,555	—	11,205	4,928
	James J. Hoolihan	8,990	—	6,690	4,928
	Heidi E. Jimmerson	13,183	—	6,433	4,928
	Madeleine W. Ludlow	13,723	—	3,754	4,928
	Douglas C. Neve	14,356	—	4,409	4,928
	Leonard C. Rodman	500	—	14,915	4,928

Named Executive Officers	Alan R. Hodnik	48,032	14,742	—	37,700
	Steven Q. DeVinck	7,472	3,480	—	8,550
	Deborah A. Amberg	16,275	3,026	—	10,600
	Bradley W. Oachs	10,269	2,493	—	10,300
	David J. McMillan	27,734	1,903	—	7,700

All Directors, nominees for Director, and executive officers as a group (18):		217,146

[1]
The share amounts in this column include: (i) shares as to which voting and investment power is shared with the person's spouse: Mr. Hoolihan—8,890 and Mr. Neve—13,856 and (ii) shares owned by the person's spouse: Mr. Rodman—500. Each Director, nominee for Director, and executive officer, individually, and all Directors, nominees for Director, and executive officers as a group, beneficially own only a fraction of one percent of the Common Stock.

2 While amounts in the “Other” column do not represent either issued Common Stock or a right of the holder to receive Common Stock within 60 days, the amounts are shown here because we count them when considering whether a Director or NEO meets the share ownership guidelines. Directors are able to defer their retainer fees under the Deferral Plan II. Distributions of deferred shares will be made in Common Stock.
3 Each Director is expected to own shares with a valuation of at least $300,000 within five years of election to the Board. The share valuation is based on $60.88 per share, which is the average price of Common Stock during the twelve-month period ending on March 10, 2017. NEOs are expected to own shares valued at an established multiple of their salary. Amounts in this column for all NEOs except Mr. DeVinck were determined based on his or her salary as of March 10, 2017 and $65.08, the closing price of Common Stock on March 10, 2017; the amount shown for Mr. DeVinck was set by the Corporate Governance Committee, effective February 16, 2017, as part of a planned transition from his CFO role and to facilitate an orderly investment diversification in anticipation of his then-imminent retirement from the CFO position. Mr. DeVinck served as CFO through March 3, 2017.

Pledging, Hedging, and Short Sales of Common Stock Prohibited
The ALLETE Purchase and Sale of Company Securities Policy prohibits Directors and NEOs from holding Common Stock in a margin account or otherwise entering into any pledge arrangement that would permit a third party to sell the securities without the Director's or NEO's consent or knowledge. In addition, no Director or NEO may enter into any transaction that allows him or her to be insulated from the full risk or reward of Common Stock ownership (i.e., hedging) nor may a Director or NEO enter into any transaction that allows him or her to benefit from the devaluation of the Common Stock (i.e., short sale).

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires Directors, executive officers, and persons who beneficially own more than 10 percent of a registered class of the Company's equity securities to file with the SEC and NYSE reports of initial ownership of Common Stock and other equity securities and subsequent changes in that ownership. Based on a review of such reports and the written representations of our Directors and executive officers, the Company believes that all such filing requirements were met during 2016.

ITEM NO. 1—ELECTION OF DIRECTORS _________________________________________________________________

Each Director is elected to serve until the next annual election of Directors and until a successor is elected and qualified, or until the Director's earlier resignation or removal. If any nominee should become unavailable, which is not anticipated, the Board may provide by resolution for a lesser number of Directors, or designate substitute nominees, who would receive the votes represented by proxies. All shares represented by proxy will be voted, unless otherwise directed, “FOR” the election of the ten nominees for Director named below and on the following pages.

Nominees for Director

Kathryn W. Dindo
Age: 67
Director Since: 2009
Committee: Audit Committee Chair

From 2001 to 2008, Ms. Dindo was the vice president and chief risk officer of FirstEnergy Corporation (NYSE: FE), a diversified electric company. Ms. Dindo is a certified public accountant who was a partner at Ernst & Young and later served as a senior financial executive at Caliber System, Inc. (formerly Roadway Services, Inc.), a transportation services company, before joining FirstEnergy in 1998.
Ms. Dindo serves as a director of The J.M. Smucker Company (NYSE: SJM), a manufacturer and marketer of branded food products, where she chairs the audit committee and is a member of the executive compensation committee. Ms. Dindo also serves as a director and chair of the audit committee of Bush Brothers & Company, a privately owned food processing and manufacturing company. She also serves as a director of Shoebox Private Trust Company, LLC and as member of the distribution committee of the GAR Foundation, a non-profit making community investments in the Akron, Ohio region.
Ms. Dindo is an audit committee financial expert within the meaning of the SEC rules. She has extensive experience with public company financial reporting and oversight, and a broad business perspective. Ms. Dindo also brings experience in electric utility risk management.

Sidney W. Emery, Jr.
Age: 70
Director Since: 2007
Committee: Compensation Committee Chair

Mr. Emery, the owner and chief executive officer of Supply Chain Services, LLC, a nation wide, value-added provider of barcode scanning equipment, has served in those roles since 2010. Mr. Emery served as the chairman and chief executive officer of MTS Systems Corporation (NASDAQ: MTSC), a global supplier of mechanical testing systems and industrial position sensors, from 1998 to 2008.
For years, Mr. Emery served as a director, chair of the compensation committee, and member of the audit and governance committees of Urologix Inc., a Minneapolis-based manufacturer of minimally invasive medical devices; Mr. Emery's role with Urologix, Inc. ended in February 2016 when the company transitioned to private ownership.
Mr. Emery brings experience as a public company chief executive officer, extensive knowledge about executive compensation matters, and strategic planning and diversified business experience.

Nominees for Director

George G. Goldfarb
Age: 57
Director Since: 2012
Committee: Audit Committee Member

Mr. Goldfarb is the president and chief executive officer of the Value Fashion Segment of Ascena Retail Group, Inc. (NASDQ: ASNA), women's apparel retailer, which includes the Duluth-based Maurices brand and the Mahwah, New Jersey-based Dressbarn brand. Mr. Goldfarb has served as Maurices Incorporated's chief executive officer since July 2015 and as its president since 2011. Mr. Goldfarb served as chief operating officer of Maurices Incorporated from 2006 to 2011 and as its chief financial officer from 2001 to 2006. Prior to his career in the retail fashion business, Mr. Goldfarb worked in public accounting at Kolquist, Seitz & Goldman, LLC in Duluth.
Mr. Goldfarb serves on the Chancellor's Advisory Board for the University of Minnesota-Duluth.
Mr. Goldfarb is an audit committee financial expert within the meaning of SEC rules. He brings a wealth of business knowledge and experience, that includes deep ties to and insights into the local and regional economy as well as extensive national branding experience.

James S. Haines, Jr.
Age: 70
Director Since: 2009
Committees: Compensation Committee Member
Corporate Governance Committee Member

From 2002 to 2007, Mr. Haines was the chief executive officer and a director of Westar Energy, Inc. (NYSE: WR), the largest electric energy provider in Kansas. He has also served as chief executive officer of El Paso Electric Company.
Mr. Haines is a member of the board of Sunflower Bank, a community bank based in Salina, Kansas, and of The Land Institute, a research organization based in Salina, Kansas, focused on developing sustainable agricultural practices.
Mr. Haines has had a long career of public utility experience, having served as chief executive officer of two public utilities. He brings expertise in legal and regulatory matters, strategic planning, finance, and executive compensation.

Nominees for Director

Alan R. Hodnik
Age: 57
Director Since: 2009

Mr. Hodnik is ALLETE's Chairman, President, and CEO. Since joining the Company in 1982, Mr. Hodnik has served in many capacities, including in organizational development and managing electric generation facilities from 1995 to 2005, with an increasing scope of leadership responsibilities. In 2005, Mr. Hodnik was named Vice President-Generation Operations; in 2006, he became Senior Vice President of Minnesota Power Operations; and he was promoted to Chief Operating Officer in 2007, assuming responsibility for subsidiaries, Superior Water, Light and Power Company and BNI Energy, Inc. at that time. Mr. Hodnik was elected President of ALLETE in May 2009, CEO in May 2010, and Chairman in May 2011.
Mr. Hodnik is a director for PolyMet Mining Corporation (NYSE-A: PLM; TSX: POM), serving as the chair of its compensation committee and as a member of several other committees, including its nominating and corporate governance committee. Mr. Hodnik also serves on the board of the Edison Electric Institute (EEI) and on the board of Essentia Health System, where he is a member of its physician compensation committee. Mr. Hodnik served as the elected mayor of the City of Aurora, Minnesota from 1988 to 1997.
Mr. Hodnik has served the Company for 35 years, working in a wide variety of positions of increasing responsibility. He has extensive experience with both regulated utility and non-regulated utility operations, strategic planning, leadership, organizational development, and governmental affairs. Mr. Hodnik also brings a deep understanding of the natural resource industries that ALLETE and its energy businesses interact with and serve.

James J. Hoolihan
Age: 64
Director Since: 2006
Committee: Corporate Governance Committee Chair

Mr. Hoolihan is the chief executive officer and chair of the board of Industrial Lubricant Company, which provides industrial supplies and services to logging, railroad, taconite, and coal mining industries. He is also the owner and president of Can-Jer Industrial Lubricant, Ltd., which operates in Canada.
From 2004 until September 2011, Mr. Hoolihan was the president and chief executive officer of the Blandin Foundation, a private, philanthropic foundation whose mission is to strengthen communities in rural Minnesota, particularly the Grand Rapids area. He currently serves as a trustee for the Blandin Foundation and co-trustee for the Charles K. Blandin Residuary Trust. Mr. Hoolihan is also a trustee for the Mitchell Hamline School of Law.
From 1981 to 2004, Mr. Hoolihan was the president of Industrial Lubricant Company. From 1990 to 1995, he served as the elected mayor of the City of Grand Rapids, Minnesota.
Mr. Hoolihan is a long-time community leader in the Company's electric utility service area. He brings a deep knowledge of the industries and political issues of the service area, as well as business experience related to serving these industries.

Nominees for Director

Heidi E. Jimmerson
Age: 60
Director Since: 2004
Committees: Audit Committee Member (ex officio)
Compensation Committee Member (ex officio)
Corporate Governance Committee Member (ex officio)

As Lead Director, Ms. Jimmerson is an ex officio member of each Board Committee.
Ms. Jimmerson is the former Executive Vice President, Secretary and General Counsel of Florida East Coast Railway, LLC, a railway company that is a successor to Florida East Coast Industries, Inc.'s transportation business. She joined Florida East Coast Industries, Inc. in 1999, and was responsible for all legal and governmental affairs of the corporation in addition to managing a variety of real estate transactions until her retirement in 2008. She is a board member of non-profit organizations in St. Johns County, Florida.
Ms. Jimmerson brings diversified business experience as well as expertise in public company corporate governance and strategic planning.

Madeleine W. Ludlow
Age: 62
Director Since: 2004
Committees: Audit Committee Member
Corporate Governance Committee Member

Ms. Ludlow provides consulting services regarding investments in private equity transactions. From 2009 to January 2011, she was a principal of Market Capital Partners LLC and from 2005 to 2009 was a principal of LudlowWard Capital Advisors, LLC, both of which were Ohio-based investment banking firms serving middle market companies.
Ms. Ludlow was the chair, chief executive officer, and president of Cadence Network, Inc., a web-based provider of utility expense management services from 2000 to 2004. She was formerly the vice president and chief financial officer of Cinergy Corp.
Ms. Ludlow is the founder and chair of the board of directors of West Capital Advisors, LLC, which provides strategic and development advisory services for corporate innovation. She also serves on the board of the Ohio National Fund, Inc., a registered investment company with 25 separate investment funds.
Ms. Ludlow is an audit committee financial expert within the meaning of the SEC rules. She brings deep experience with and a sophisticated understanding of investment banking and finance. She was a senior executive at a public utility and has worked closely with entrepreneurial and diversified businesses.

Nominees for Director

Douglas C. Neve
Age: 61
Director Since: 2007
Committee: Compensation Committee

Mr. Neve provides financial consulting services. Mr. Neve is the former executive vice president and chief financial officer of Minneapolis-based Ceridian Corp., a multinational human resources company, where he worked from February 2005 until March 2007. He is a certified public accountant who, prior to February 2005, was a partner with Deloitte & Touche LLP, a public accounting firm.
Mr. Neve serves as a director and chair of the audit committee of Tyndale House Publishing, Inc.
Mr. Neve is an audit committee financial expert within the meaning of the SEC rules, and brings to the Company his knowledge of public accounting, corporate reporting, and risk management. His financial background includes experience as an executive of a publicly-traded company.

Leonard C. Rodman
Age: 68
Director Since: 2009
Committees: Audit Committee Member
Corporate Governance Committee Member

Mr. Rodman is the retired chairman, president, and chief executive officer of Black & Veatch, a major provider of engineering and construction services to the electric utility, power generation, water, environmental, and telecommunications industries. Mr. Rodman had served as president and chief executive officer of Black & Veatch since 1998 and as its chairman since 2000, before retiring in 2013.
Mr. Rodman served as a director and member of the audit committee of the Federal Reserve Bank of Kansas City until his term ended in December 2016. He is currently chair of the board of National Association of Corporate Directors, Heartland Chapter.
Mr. Rodman's career serving utilities and other regional industries has spanned over 40 years. He has led a large, internationally-diversified company and has strategic planning knowledge and experience. Mr. Rodman also brings insights and experience with board leadership.

CORPORATE GOVERNANCE _________________________________________________________________

ALLETE's independent Board is an essential feature of its corporate governance. The Board is accountable for effectively governing the Company's affairs for the benefit of its shareholders. To the extent appropriate under Minnesota law, the Board considers and balances the interests of other constituents, including our employees, customers, suppliers, and the communities in which we do business.

The independent Directors meet regularly in executive session for discussion without management present. The Board directly accesses management and meets with them individually when necessary. The Board and its committees also retain their own advisors.

Ongoing development is an important aspect of independent governance. Directors are asked to attend educational seminars and to share these experiences with the other Directors. During 2016, Directors attended educational courses presented by outside entities on topics including: cyber security, risk oversight, compliance oversight, board role in mergers and acquisitions, board diversity, energy industry accounting conventions, key issues for energy industry audit committee members, expectations for internal audit, audit committee best practices, ethical challenges, warning signs for corporate scandals, and corporate governance. In addition, Directors attended educational presentations hosted by the Company in 2016 covering the following topics: shareholder education, regulation of public utilities, and cyber security. In 2017, the Company hosted an educational presentation for Directors on climate change, sustainability, and corporate responsibility.

The Board and its committees also undertake annual self-evaluation processes.

Governance Policies
ALLETE's Corporate Governance Guidelines and Board committee charters are available on our website at www.allete.com/governance.

Our Corporate Governance Guidelines address the Board's responsibilities, committee responsibilities, Board selection and operating policies, Director compensation, expectations for Directors, Director stock ownership, and other matters. These Guidelines were most recently revised in October 2016.

Each Board committee operates under its own charter. The Audit Committee Charter was last revised in January 2016. The Compensation Committee Charter was last revised in July 2016. The Corporate Governance Committee Charter was last revised in October 2016.

Director Independence
Our Corporate Governance Guidelines provide that independent Directors will constitute a substantial majority of the Board. The Board has adopted independence standards into the Corporate Governance Guidelines that are consistent with the Director independence standards of the NYSE. An “independent” Director has no material relationship with the Company (either directly or as a partner, shareholder, or officer of an organization that has a relationship with the Company), other than as a Director. The Board annually reviews and makes an affirmative determination of each Director's independence.

The Board has adopted certain categorical standards to assist in determining each Director's independence. A “material relationship” with the Company exists and therefore a Director will not be independent, if any of the following applies:

•	the Director is or has been employed by the Company within the last three years (other than as a former interim Chairman or former interim CEO);

•	a member of the Director's immediate family is or has been employed by the Company as an executive officer within the last three years;

•
the Director or an immediate family member has received, during any 12-month period in any of the last three years, more than $120,000 in direct compensation from the Company (other than Director and committee fees, pension, and other deferred compensation);

•	the Director is a current partner or employee of a firm that is the Company’s current independent registered public accounting firm;

•	the Director has an immediate family member who is a current partner of the Company’s current independent registered public accounting firm;

•	the Director has an immediate family member who is a current employee of the Company’s current independent registered public accounting firm and who personally works on the Company’s audit;

•
the Director or an immediate family member was, within the last three years, a partner or employee of the Company’s current independent registered public accounting firm and personally worked on the Company’s audit within that time;

•
the Director or an immediate family member is or has been, within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers serves or served on that company’s compensation committee at the same time;

•
the Director is a current employee, or the Director's immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or two percent of such other company’s consolidated gross revenues;

•
the Director has been, within the last three years, an employee, or the Director's immediate family member has been, within the last three years, an executive officer, of any business organization to which the Company was indebted at any time during the last three years in an aggregate amount in excess of five percent of the Company’s total assets;

•
the Director or an immediate family member has served, within the last three years, as an executive officer or general partner of an entity that has received an investment from the Company or any of its subsidiaries that exceeds the greater of $1 million or two percent of such entity’s total invested capital in any of the last three years; or

•
the Director or an immediate family member has been an executive officer of a foundation, university, non-profit trust, or other charitable organization, within the last three years, for which the Company and its respective trusts or foundations, account or accounted for more than the greater of $250,000 or two percent of such charitable organization’s consolidated gross revenues, in any of the last three years.

Related Person Transactions and Director Independence Determinations
The Board recognizes that in the ordinary course of business, transactions may occur between ALLETE and its subsidiaries and entities with which some of our Directors are or may have been affiliated. Such transactions are evaluated in accordance with our Related Person Transaction Policy, which was last reviewed and approved by the Board in July 2016 and is available on our website at
www.allete.com/governance.

Related persons include Directors, Director nominees, executive officers, and five percent shareholders, as well as their immediate family members and any entity controlled by these individuals, or in which these individuals have a substantial financial interest. The Related Person Transaction Policy applies to a financial transaction or arrangement, or a series of similar transactions or arrangements, which exceeds $25,000 annually or $6,250 quarterly, in which a related person has or will have a direct or indirect material interest. These transactions generally require advance approval by the Corporate Governance Committee. If a new situation arises where advance approval is not practical, it is discussed with the Chair of the CGC, or another CGC member designated by the Committee, and an appropriate course of action may include subsequent ratification by the CGC.

The CGC considers factors it deems relevant in determining whether to approve a related person transaction, including:

•	the extent of the related person's interest in the transaction;

•	the availability of comparable products or services from non-related persons;

•	whether the transaction is on terms comparable to those that could be obtained in an arm's-length dealing with an unrelated third party;

•	the business reasons to enter into the transaction;

•	whether the transaction could impair the independence of a Director;

•	whether the annual amount involved exceeds the greater of $200,000 or 5% of the recipient's gross revenues for the year; and

•
whether the transaction would present an improper conflict of interest, taking into account the size of the transaction, the overall financial position of the related person, the direct or indirect relationship of the related person, and the ongoing nature of any proposed relationships.

The CGC also periodically reviews and assesses related person relationships to ensure ongoing fairness to the Company. Any member of the CGC who has an interest in a transaction will abstain from voting, but may participate in the discussion if invited to do so by the Chair of the CGC, or the Lead Director if the CGC Chair has an interest in the transaction.

The CGC examined all transactions between Directors and the Company in 2016 and determined that each such transaction was insignificant relative to the Director's business and that the Director had no direct involvement in the transaction.

Specifically, the CGC considered that Mr. Hoolihan serves as the chief executive officer of, and has an ownership interest in, Industrial Lubricant Company (ILCO). ILCO provides lubricant products and services to one of the Company's generating facilities and to one of the Company's wholly owned subsidiaries, BNI Energy, Ltd. During 2016, Company payments to ILCO totaled $762,524.60. The CGC reviewed the transactions without Mr. Hoolihan's participation, and determined that the amounts, which were below the Company's and the NYSE's categorical standards for director independence, represent a small percentage of ILCO's 2016 revenues and also were not material to Mr. Hoolihan or to any person or organization with whom he has an affiliation. In the same manner, the CGC also considered similar transactions that occurred in 2014 and 2015 and reached the same conclusions. Based on this, the CGC recommended to the Board, and the Board determined, that these transactions do not impair Mr. Hoolihan's independence.

The Board reviewed the CGC's determinations in light of the Company's independence standards and the NYSE's corporate governance rules and concluded that each Director, except Mr. Hodnik, is “independent.”

There were no transactions in 2016 between the Company and any related persons other than Directors that would have required Board review.

Board Highlights
✓	Combined Board Chairman and CEO
✓	Independent Lead Director
✓	Committees Comprised of and Chaired by Independent Directors

Board Leadership Structure
Mr. Hodnik has served as Board Chairman since 2011. As Chairman, he presides over meetings of the Board, presides over meetings of the shareholders, consults with and advises the Board and its committees on the Company's business and affairs, and performs other duties as may be assigned by the Board.

In accordance with the Corporate Governance Guidelines, because the Chairman is not an independent Director, the Board has selected an independent Lead Director. The Lead Director performs the following duties:

•	acts as the Board's leader when it meets in executive session;

•	presides at Board meetings when the Chairman is not present to lead the Board's deliberations;

•	serves as an ex officio member of each Board committee;

•	serves as a liaison between the Chairman and the independent Directors when necessary to provide a supplemental communication channel;

•	works with the Chairman to develop Board meeting agendas, schedules, and information to be provided to Directors;

•	leads the evaluation of CEO performance in consultation with the Corporate Governance Committee; and

•	performs other duties as requested by the independent Directors.

The Board believes that its leadership structure—a combined Board Chairman and CEO, an independent Lead Director, and committees led by independent Directors—is the most effective for ALLETE at this time. In reaching this determination, the Board considered factors including the Company's size, the diversity and experience of our independent Board members, Mr. Hodnik's industry and governance experience, the Board's effective use of the Lead Director who provides coordination and leadership for the independent Directors, and the demonstrated active engagement by all Directors.

Meetings, Committee Membership, and Committee Functions
The Board has three standing committees: the Audit Committee, the Compensation Committee, and the Corporate Governance Committee. We anticipate that committee chairpersons will rotate among Directors in the future. The Board recognizes that the practice of chairperson rotation provides development for the Directors and allows a variety of perspectives in leadership positions.

Board and Committee Membership and 2016 Meetings
	Board of Directors	Audit Committee	Compensation Committee	Corporate Governance Committee
Alan R. Hodnik
Kathryn W. Dindo		,
Sidney W. Emery, Jr.
George G. Goldfarb		,
James S. Haines, Jr.
James J. Hoolihan
Heidi E. Jimmerson/1
Madeleine W. Ludlow		,
Douglas C. Neve
Leonard C. Rodman

Meetings Held in 2016:	8	6	7	5
= Member = Chair = "Audit committee financial expert" within the meaning of SEC rules

/1	As Lead Director, Ms. Jimmerson is an ex officio member of each standing committee. For more details regarding the duties of the Lead Director, see page 18.

Audit Committee
The Audit Committee selects, and reviews the independence and performance of, the independent registered public accounting firm. The Audit Committee also reviews the performance and resources of ALLETE's internal audit function, reviews and evaluates ALLETE's accounting policies, reviews periodic financial reports to be provided to the public and, upon favorable review, recommends approval of the Company's Consolidated Financial Statements.

Compensation Committee
The Compensation Committee establishes for ALLETE's executive officers and other key executives compensation and benefits that are designed to be equitable, competitive in the marketplace, and consistent with the Company's executive compensation philosophy. The Compensation Committee also makes recommendations to the Board regarding Director compensation. All members of the Compensation Committee qualify as “independent directors” under NYSE rules, “non-employee directors” under Rule 16b-3 of the Exchange Act, and “outside directors” under Section 162(m) of the Tax Code.

Corporate Governance Committee
The Corporate Governance Committee makes recommendations to the Board with respect to Board membership, function, committee structure and membership, succession planning for executive management, and application of corporate governance principles. It also performs the functions of a Director nominating committee, oversees the Board's annual evaluation of the CEO, and is authorized to exercise the authority of the Board in the intervals between Board meetings.

Director Attendance
Our Corporate Governance Guidelines provide that Directors are expected to regularly attend Board meetings and meetings of the committee or committees on which they serve. The Board held eight meetings during 2016 and each Director attended every Board meeting. Each Director attended at least 85 percent of the aggregate number of meetings of the committees on which he or she served in 2016. Directors standing for election are also expected to attend the Annual Meeting, and each such Director attended the 2016 Annual Meeting.

Director Nominations
The Corporate Governance Committee recommends Director candidates to the Board and will consider for such recommendations persons proposed by other Directors, management, search firms, or shareholders. We seek candidates whose diverse experiences, backgrounds and perspectives will contribute to robust discussion in the boardroom. The Board values diversity and strives to ensure the Board members reflect a range of ages as well as a variety of regional and professional backgrounds.
All Director candidates will be evaluated based on the criteria identified below, regardless of who proposed such person.

In selecting Director nominees, the Board considers the following factors: integrity, achievements, judgment, personal character, the fit of the candidate's relevant experience with the experience of other Board members, the candidate's willingness to devote adequate time to Board duties, and the likelihood that he or she will be willing and able to serve on the Board for a sustained period. The Corporate Governance Committee will consider the candidate's independence in accordance with the Corporate Governance Guidelines and the NYSE and SEC rules. Director nominees must be willing and able to devote adequate time and attention to Board service, must demonstrate independent thinking, a collaborative nature, and stakeholder awareness, and must have experience with business and strategic planning, as well as prior service on, or working closely with, one or more other boards. In connection with the selection, due consideration will be given to a candidate's particular experience, including but not limited to: understanding of board committee functions; understanding of generally accepted accounting principles; financial expertise (including “audit committee financial experts” within the meaning of the SEC's rules); electric utility knowledge; financing experience; auditing experience; human resource and executive compensation expertise; strategic planning and business development experience; familiarity with the Company's service area and energy-centric businesses; and community leadership.

The Board may engage a search firm to assist in identifying and conducting due diligence on potential Director nominees.

Before making contact with a potential candidate, the Corporate Governance Committee will notify the Board of its intent to do so, will provide the candidate's name and background information to the Board, and will allow time for Directors to comment. The Corporate Governance Committee will screen, personally interview, and recommend candidates to the Board. A majority of the Corporate Governance Committee members will interview any candidate before recommending that candidate to the Board. The recommendations of the Corporate Governance Committee will be timed so as to allow Board members an opportunity to interview the candidate prior to the nomination of the candidate.

A shareholder who wishes to propose a candidate should provide the person's name and a detailed background of his or her qualifications to the Corporate Governance and Nominating Committee, c/o Corporate Secretary, ALLETE, Inc., 30 West Superior Street, Duluth, MN 55802-2093.

Communications between Shareholders and Other Interested Parties and the Board
Shareholders and other interested parties who wish to communicate directly with the Board, the non-management Directors, or a particular Director, may do so by addressing the Lead Director,
c/o Corporate Secretary, ALLETE, Inc., 30 West Superior Street, Duluth, MN 55802-2093.

Director Common Stock Ownership Guidelines
The Corporate Governance Committee has determined that Directors should have an equity interest in the Company. The Corporate Governance Committee believes that such equity ownership aligns the interest of Directors with the interests of the Company's shareholders. Accordingly, the Board has adopted Common Stock ownership guidelines. Directors are expected to own at least 500 shares of Common Stock prior to their election to the Board, and within five years of their election to the Board, to own shares with a valuation of at least $300,000, based on the average price of Common Stock in the preceding 12-month period. The Common Stock ownership guidelines applicable to NEOs are discussed in the CD&A beginning on page 24.

Code of Business Conduct and Ethics
We have adopted a written Code of Business Conduct (which includes our code of ethics) that applies to all Directors and Company employees, including the CEO, the Chief Financial Officer, and the Controller. The Code of Business Conduct also applies to our contractors, suppliers and vendors. A copy of ALLETE's Code of Business Conduct is available on our website at www.allete.com/governance. Any amendment to, or waiver of, the Code of Business Conduct will be published on ALLETE's website promptly following the date of such amendment or waiver.

Risk Oversight
The Board is responsible for overseeing risk management at the Company. The Board exercises direct oversight of strategic risks to the Company and other risk areas not delegated to one of its committees. The Audit Committee reviews and assesses the Company’s processes to manage financial reporting risk and to manage tax and other financial risks. The Executive Compensation Committee oversees compensation programs and policies and their effect on risk-taking by management. The Corporate Governance and Nominating Committee oversees compliance with legal and regulatory requirements, ALLETE’s Code of Business Conduct, and other related policies.

It is management’s responsibility to manage enterprise risks. The Board has overall responsibility for risk oversight, including, as part of regular Board and committee meetings, oversight of how Company leadership manages risks relevant to the Company. The Company’s ERM program ensures that strategic goals align with ALLETE’s mission, vision, and values and that decision-making includes adequate consideration of the associated risks. ERM defines procedures for identifying, mitigating, and reporting significant risks. In 2016, the Board received updates from senior management on the evolution of core ERM program elements, current key risks and mitigation strategies, and strategic scenarios that explored a wide range of potential variance for critical strategic assumptions. The Board also reviewed ALLETE's updated strategy, which further defined the Company’s risk appetite based on the ERM discussions throughout the year. In addition, management provides the Board with regular updates of key risk indicators.

The Board's focus on effective risk oversight has supported management's establishment of a tone and culture of effective risk management. Mr. Hodnik and Ms. Jimmerson, as CEO and Lead Director, respectively, play important roles in identifying significant risks to the Company and facilitating the Board's consideration of those risks. Among other things, they both review Board and committee agendas to ensure risks are appropriately addressed. The Lead Director participates as an ex officio member on all Board committees.

ITEM NO. 2—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION _________________________________________________________________

We are asking our shareholders to cast a non-binding, advisory vote approving compensation for our NEOs as reported in this proxy statement.

ALLETE's executive compensation program is designed to enhance shareholder value while attracting and retaining experienced, qualified executives. To fully understand ALLETE's 2016 executive compensation, we encourage you to read the CD&A, starting on page 24, as well as the compensation tables and narrative disclosures that follow the CD&A. Those sections describe how our compensation programs are designed to achieve ALLETE's compensation objectives and provide detailed information on the 2016 compensation of our NEOs. We believe our executive compensation program reflects a strong pay-for-performance philosophy and is well aligned with shareholders' long-term interests.

This proposal, commonly known as "say-on-pay," is required under Section 14A of the Exchange Act. Although this say-on-pay vote is advisory and not binding on the Company, the Compensation Committee and the Board will review the voting results and will take the outcome of the vote into account when considering future executive compensation decisions.

Unless the Board modifies its policy on the frequency of future say-on-pay advisory votes, the next say-on-pay advisory vote will be held at the 2018 Annual Meeting.

The Board recommends a vote “FOR” the advisory vote to approve executive compensation.

COMPENSATION DISCUSSION AND ANALYSIS _________________________________________________________________

This CD&A explains ALLETE's executive compensation program and 2016 compensation for the following NEOs:

Alan R. Hodnik	Chairman, President, and CEO
Steven Q. DeVinck	Senior Vice President and CFO
Deborah A. Amberg	Senior Vice President and Chief Strategy Officer Regulated Operations
Bradley W. Oachs	Senior Vice President and President Regulated Operations
David J. McMillan	Senior Vice President–External Affairs

The titles listed above are as of December 31, 2016. As part of a planned transition announced in September 2016, Mr. DeVinck served as CFO through March 3, 2017. As was announced in October 2016, ALLETE's current CFO is Robert J. Adams, who assumed the position on March 4, 2017.

EXECUTIVE SUMMARY

Compensation Philosophy
We use compensation as an important tool to attract and retain the leaders on whom ALLETE's success depends. Our compensation program provides competitively benchmarked compensation (fixed), as well as incentive compensation (variable) for accomplishing strategic goals that we believe will create long-term shareholder value. Our compensation philosophy is based on these fundamental principles:
•We link compensation to performance.
•We balance compensation elements.
•Our compensation is competitive and consistent with ALLETE's core values.
•The ECC and the Board exercise independent judgment.
•We require executive stock ownership.
•We consider tax and accounting rules.

2016 Financial Performance for Incentive Plans
NEOs have a significant portion of their compensation tied to Company performance. Annual incentives focus on achieving annual financial, strategic, and operating goals. Long-term incentives reward growth and long-term profitability. As explained in detail in this CD&A, ALLETE's 2016 performance directly affected our NEOs' compensation for 2016.

Annual incentives reward one-year performance as measured by net income and cash from operating activities subject to certain adjustment, both of which are described in more detail on page 30. Net Income Attributable to ALLETE, prior to adjustment, for the year ended December 31, 2016, was $155.3 million (compared to $141.1 million for 2015). Cash from Operating Activities, prior to adjustment, was $332.0 million for 2016 (compared to $340.1 million for 2015). Annual incentives also reward strategic and operational accomplishments. The annual incentive payout for 2016 was 94.9 percent of target (as compared to 139.3 percent in 2015).

For annual incentive purposes, net income was adjusted to exclude income related to ALLETE Properties ($0.7 million) and cash from operating activities was adjusted to exclude the 2016 change in liability associated with a customer capital-improvement security deposit ($10.0 million), pension cash contributions ($6.3 million), and cash related to ALLETE Properties operations ($6.3 million).

2016 Annual Incentive Results

Long-term incentives reflect performance over longer periods. Performance shares, awarded under the LTIP, reward TSR targets relative to peer group companies over a three-year period. ALLETE's TSR for the three-year period ended December 31, 2016, was 44.4 percent. This ranked us 23rd among the peer group, which was below the threshold, resulting in no performance share payout.

2014 - 2016 Long-Term Incentive Results

2016 Compensation Decisions
Our 2016 executive compensation program remained materially consistent with prior years. The ECC based its 2016 compensation decisions on peer-company compensation data and pay-for-performance compensation analysis obtained from Pearl Meyer, its independent compensation consultant. The Compensation Committee also considered each NEO's role, his or her performance, and other relevant factors, including the most recent shareholder advisory vote on executive compensation.

During 2016, the ECC increased Mr. Hodnik's base salary by 4.6 percent. Our other NEOs' base salaries were increased as follows: Mr. DeVinck by 25 percent, Ms. Amberg by 7 percent, Mr. Oachs by 20 percent, and Mr. McMillan by 5 percent. Mr. DeVinck's salary increase recognized his performance and brought his base compensation closer to market median. Mr. Oachs' increase reflected, in part, his promotion to a new role with increased responsibilities.

Mr. Hodnik's 2016 target annual incentive opportunity was 75 percent of his base salary (compared to
70 percent in 2015). Mr. DeVinck's target annual incentive opportunity was 50 percent of base salary (compared to 45 percent in 2015). In connection with his promotion, Mr. Oachs received a 5 percent annual incentive opportunity increase to 45 percent, effective as of November 26, 2016, resulting in a 0.4 percent overall increase in his annual incentive opportunity for 2016.

The ECC increased Mr. Hodnik's total long-term incentive opportunity to $1,050,000 (compared to $900,000 in 2015), with 75 percent of this increase ($112,500) allocated to his target PSA opportunity and 25 percent ($37,500) allocated to RSUs. Mr. DeVinck's total long-term incentive opportunity was increased to $275,000 (compared to $200,000 in 2015), with 75 percent of this increase ($56,250) allocated to his target PSA opportunity and 25 percent ($18,750) allocated to RSUs; Ms. Amberg's total opportunity was increased to $225,000 (compared to $200,000 in 2015), with 75 percent ($18,750) allocated to her target PSA opportunity and 25 percent ($6,250) allocated to RSUs.

Say-on-Pay Advisory Vote Results
Each year, shareholders cast an advisory vote on executive compensation, commonly known as a "say-on-pay." At last year's Annual Meeting, 95 percent of shareholder votes were cast in favor of the Company's say-on-pay proposal. The ECC takes the result of the say-on-pay vote into account as it makes its compensation decisions and this was a factor in the ECC's decision not to make any fundamental changes to ALLETE's executive compensation program.

KEY COMPENSATION ELEMENTS: WHAT WE PAY AND WHY
	Element	Key Characteristics	Why We Pay this Element	How the Amount is Determined	2016 Decisions and Outcomes
FIXED:	Base Salary	Competitive cash compensation.	Helps to attract and retain executive talent.	We consider market data, responsibilities, experience, role within the executive group, performance, and other information from the independent compensation consultant.
Mr. Hodnik's base salary increased by 4.6 percent; Mr. DeVinck's base salary increased by 25 percent (to reflect his performance and to align with market); Mr. Oachs' base salary increased by 20 percent (largely in connection with promotion to new role); our other NEOs received increases of five and seven percent.

VARIABLE:	Annual Incentive	Payable in cash based on achievement of annual goals. In addition to financial targets, strategic and operational goals are linked to ALLETE's long-term objectives and core values.	Rewards achievement of annual financial goals as well as annual strategic and operating goals.	The ECC approves performance measures, targets, and individual award opportunities and has discretion to set terms and to reduce, increase, or eliminate awards.
2016 annual incentive target opportunities (expressed as percentage of base salary) increased as follows: from 70% to 75% for Mr. Hodnik; from 45% to 50% for Mr. DeVinck; and from 40% to 45% for Mr. Oachs, effective November 26, 2016 (resulting in a 0.4% overall increase in 2016 for Mr. Oachs). Achieved above threshold net income, above target cash flow from operating activities and target strategic and operational performance, resulting in a payment equal to 94.9% of target.

	Long-term Incentive: PSAs	Payable in Common Stock at the end of the performance period based on achieving multi-year performance goals.	Coupled with RSUs, facilitates stock ownership, aligns the interests of executive officers with long-term shareholder value, and helps retain executive talent.	Target long-term opportunity is divided between PSAs and RSUs. PSA payment is determined by measuring ALLETE's TSR relative to peer companies' TSRs over a three-year period.
Target opportunities for the 2016-2018 performance period increased by $112,500 for Mr. Hodnik, by $56,250 for Mr. DeVinck, and by $18,750 for Ms. Amberg. TSR for the three-year performance period ending December 31, 2016, ranked 23rd among peer group, resulting in no payout.

	Long-term Incentive: RSUs	Payable in Common Stock at the time of vesting.	Coupled with PSAs, facilitates stock ownership, aligns the interests of executive officers with long-term shareholder value, and helps retain executive talent.	Target long-term opportunity is divided between PSAs and RSUs. One RSU entitles the NEO to receive one share of Common Stock when the RSU vests at the end of a three-year period.	2016 RSU grants increased by $37,500 for Mr. Hodnik, by $18,750 for Mr. DeVinck, and by $6,250 for Ms. Amberg.

KEY COMPENSATION PRACTICES

What We Do
☑	Link Pay to Performance
☑	Balance Compensation Elements
☑	Cap Incentive Compensation
☑	Use Independent Compensation Consultant
☑	Require Executive Stock Ownership
☑	Prohibit Hedging, Pledging, and Short Sales
☑	Require Double-Trigger for CIC Severance Plan Payments
☑	Have a Compensation Recovery ("Clawback") Policy

What We Don't Do
☒	No Employment Agreements with NEOs
☒	No Dividend Equivalents Paid on Unvested RSUs or Unearned Performance Shares
☒	No Stock Options Granted (since 2008)
☒	No Excessive Perquisites
☒	No Tax Gross-Ups Provided (except relocation expenses paid under ALLETE's broad-based policy)

HOW WE LINK EXECUTIVE PAY TO PERFORMANCE

A significant portion of our NEOs' compensation is tied to Company performance. Annual incentives focus on achieving annual financial, strategic, and operational goals. Long-term incentives encourage growth and long-term profitability, as well as provide an incentive to remain employed with the Company.

Total compensation generally increases as position and responsibility increase; at the same time, a greater percentage of total compensation is tied to performance, and therefore, at risk as reflected in our NEOs' annual and long-term incentive opportunities.

We consider market data and Pearl Meyer's advice in setting executive compensation. We establish market ranges for our NEOs' compensation using investor-owned electric utilities data. In setting individual compensation, we consider experience in the position, performance, job responsibilities, and relative role among the executive management group. When market data is insufficient to establish a range for a specific position, we consider internal equity among our NEOs, taking into account the relative responsibilities for that position.

We generally set compensation so that when target performance is achieved under the Company's incentive compensation plans, total compensation is near the market median of ALLETE's compensation peer group. Consistent with our pay-for-performance philosophy, NEOs earn higher compensation when actual performance exceeds target goals. Conversely, when the Company does not meet target goals, total compensation will generally fall below that market median.

Our NEOs' 2016 total compensation opportunity was divided between base salary and incentive opportunities as shown below:

Compensation Elements as a Percentage of Total Target Compensation

For both charts above, total target compensation is calculated using our NEOs' 2016 target opportunities for annual and long-term incentives and his or her base salary as of December 31, 2016. The chart on the right illustrates the average of each element of total target compensation for our other NEOs (excluding the CEO).

Annual Incentive Awards
At the beginning of each year, the ECC, with the CEO, approves performance measures and targets for the annual incentive, and individual target award opportunities. The ECC has discretion not only to determine the terms of annual incentive awards, but also the ability to reduce, increase, or eliminate awards, regardless of whether applicable performance goals have been achieved. The ECC sets annual incentive opportunity levels for our NEOs such that if the Company achieves target goals, the combination of salary and annual incentives will result in total cash compensation near the market median for ALLETE's compensation peer group.

2016 Annual Incentive Target Opportunities
Annual Incentive Target Opportunity as a Percentage of Base Salary
Mr. Hodnik	75%
Mr. DeVinck	50%
Ms. Amberg	40%
Mr. Oachs*	40.4%
Mr. McMillan	40%
* Mr. Oachs' annual incentive target opportunity increased from 40% to 45% effective November 26, 2016, resulting in a 2016 annual target opportunity of 40.4% overall.

The 2016 Annual Incentive performance goals, weighting, and measures for all the NEOs were as follows:

Annual Incentive Performance Goals, Weighting, and Measures
Performance Goals	Weighting	Measures
		Threshold[1]	Target[1]	Superior[1]
Net Income[2]	50%	$146.1 million	$162.3 million	$178.5 million
Cash from Operating Activities[2]	25%	$310.8 million	$345.3 million	$379.8 million
Strategic and Operational[3]
Advance EnergyForward Plan	10%	Various
Reduce Costs and Improve Utility Financial Performance	5%
Operational and Values	10%

[1]
Target financial goals are set at the Company's budgeted amount; threshold financial goals are set at 90 percent of budget and superior financial goals are set at 110 percent of budget. The amount of the annual incentive target opportunity actually earned is based on the weighting percentage assigned to the annual incentive performance goals achieved.

[2]	Net income and cash from operating activities for annual incentive calculation purposes are described in more detail below.

[3]	Strategic and Operational goals are described in more detail below.

Annual Incentive Financial Goals
The 2016 annual incentive financial measures, established at the beginning of the 2016 plan year, were net income and cash from operating activities. The ECC selected net income because it is a widely-used financial performance measure that reflects revenue generation and expense management. Cash from operating activities was selected because it indicates the Company's ability to internally generate funds for capital projects, repayment of debt, and dividend payments. Both measures also can affect the Company's stock price.

•
Net Income. For annual incentive purposes, net income means Net Income Attributable to ALLETE with an adjustment, designed at the beginning of the performance period, to exclude ALLETE Properties investments.

•
Cash from Operating Activities. For annual incentive purposes, cash from operating activities means Cash from Operating Activities with an adjustment, designed at the beginning of the performance period, to exclude the 2016 change in liability associated with a customer capital-improvement security deposit, pension cash contributions, and cash related to ALLETE Properties operations.

Annual Incentive Strategic and Operational Goals
Our annual incentive strategic and operational goals are linked to ALLETE's core values: integrity, safety, employee growth, community engagement, and environmental stewardship. Our 2016 strategic and operational goals were as follows:

•	Advance the Company's EnergyForward plan, which is designed to preserve affordable utility service rates, protect reliability, and enhance environmental performance;

•	Reduce costs through internal cost control and advance initiatives for improved financial performance; and

•
Demonstrate continuous safety improvement, as well as commitment to environmental and customer service values as measured by goals relating to safety incidents, environmental stewardship, and system reliability. Safety goal measurements included tracking the number of incidents recorded with the Occupational Safety and Health Administration and the Mine Safety and Health Administration, while also implementing proactive safety measures designed to support "zero injury" efforts. System reliability goals were measured by the System Average Interruption Duration Index and System Average Interruption Frequency Index relative to the EEI utilities' three-year average results. An employee fatality or willful disregard of environmental, reliability, or any Federal Energy Regulatory Commission (FERC) regulation or standard would automatically result in no payout for this goal.

Strategic and operational goals represent 25 percent of the overall opportunity, and their achievement is measured independently of the financial goals. In 2016, therefore, it would have been possible to earn an annual incentive payout based on achieving strategic and operational goals even if financial goals had not been met.

The CEO, with input from senior management, reports the progress made on strategic and operational goals to the ECC. The ECC then determines the extent to which performance targets have been achieved.

2016 Annual Incentive Results
Net Income Attributable to ALLETE for the year ended December 31, 2016, as disclosed in the Company's Consolidated Financial Statements contained in the Annual Report was $155.3 million (compared to $141.1 million for 2015). For annual incentive purposes, net income was adjusted to exclude income related to ALLETE Properties ($0.7 million).

Cash from Operating Activities for the year ended December 31, 2016, as disclosed in the Company's Consolidated Financial Statements contained in the Annual Report was $332.0 million (compared to $340.1 million for 2015). For annual incentive purposes, cash from operating activities was adjusted to exclude the 2016 change in liability associated with a customer capital-improvement security deposit ($10.0 million), pension cash contributions ($6.3 million), and cash related to ALLETE Properties operations ($6.3 million).

Strategic and operational goals met target overall.

As a result, the NEOs earned 94.9 percent of the 2016 target opportunity calculated as follows:

2016 Annual Incentive Payout
Performance Goal	Weighting	Achievement	Payout[1]
Net Income	50%	76.2%	38.1%
Cash from Operating Activities	25%	127.2%	31.8%
Strategic and Operational	25%	100.0%	25.0%
Total	100%		94.9%

[1]	Payout is expressed as a percentage of the NEO's annual incentive target opportunity.

The ECC believes that the annual incentive provides appropriate motivation and does not encourage excessive business risks because it has multiple goals that are designed to align with the objectives of different stakeholders (e.g., shareholders, customers, regulators, and employees). The annual incentive provides payment opportunity levels that are market-competitive, and includes a cap on the maximum award amount.

Long-Term Incentive Awards: PSAs and RSUs
We use long-term incentive compensation to reward executives for achieving business strategies that we believe will grow long-term shareholder value. The time-vesting and forfeiture provisions associated with long-term incentive compensation also encourage NEOs to stay with the Company. Long-term compensation elements consist of PSAs and RSUs.
The ECC grants the PSAs and RSUs under the LTIP in January of each year. Although the ECC can make additional grants at other times of the year, it did not do so in 2016 for any NEO. We do not time equity awards to the release of material, non-public information. ECC meeting schedules are generally set six months prior to the start of the calendar year. The current LTIP was most recently approved by shareholders in May 2015 and became effective January 1, 2016.

Performance Share Awards (PSAs)
PSAs reward executives for multi-year performance, measured by ALLETE's TSR relative to a group of peer companies. The ECC selected relative TSR because it measures the value shareholders realize from their investment in Common Stock as compared to investment opportunities available in comparable companies. Rewarding executives for creating long-term shareholder value further links pay to performance.

The performance period begins on the first day of the first calendar month in the period. The amount of the payment with respect to any award is determined at the end of the three-year period.

In 2016, the NEOs were granted PSAs for the three-year performance period beginning on January 1, 2016, and ending on December 31, 2018.

For the 2014-2016 and 2015-2017 performance periods, our TSR peer group included 27 companies selected from among the investor-owned electric utilities included in the EEI Index. Our TSR peer group companies were selected based on comparability to ALLETE as to market capitalization and stock-trading characteristics (e.g., dividend yield, price-earnings ratio, etc.). The ECC approved the peer group companies prior to the start of each performance period. During 2016, we made substitutions to the peer group companies for the 2014-2016 and 2015-2017 performance periods as follows: (1) Unitil Corporation was substituted for Pepco Holdings, Inc. after Pepco was acquired by a non-peer group company (Exelon); (2) Entergy Corporation was substituted for Cleco Corporation after Cleco was acquired by a consortium led by Macquarie; and (3) FirstEnergy Corporation was substituted for TECO Energy, Inc. after TECO was acquired by a non-peer group company (Emera Inc.). In each case, the original company's financial results are included until immediately prior to the acquisition date; thereafter, the substitute company's financial results are included.

TSR Peer Group Companies for 2014-2016 and 2015-2017 Performance Periods
Alliant Energy Corporation	Great Plains Energy Incorporated	Pinnacle West Capital Corporation
Ameren Corporation	Hawaiian Electric Industries, Inc.	PNM Resources, Inc.
Avista Corporation	IDACORP, Inc.	Portland General Electric Company
Black Hills Corporation	MDU Resources Group, Inc.	SCANA Corporation
CenterPoint Energy, Inc.	MGE Energy, Inc.	The Empire District Electric Company
CMS Energy Corporation	NiSource, Inc.	Unitil Corporation
El Paso Electric Company	NorthWestern Corporation	Vectren Corporation
Entergy Corporation	OGE Energy Corp.	WEC Energy Group, Inc.
FirstEnergy Corporation	Otter Tail Corporation	Westar Energy, Inc.

Starting with the awards granted in January 2016, for the 2016-2018 performance period, ALLETE's TSR will be compared to the TSR of the companies in the EEI Index. The ECC moved to the EEI Index companies as our peer group because it more closely reflects the investment choices available to shareholders than comparing only to the ones that most closely match our market capitalization and stock-trading characteristics (e.g., dividend yield, price-earnings ratio, etc.).

TSR Peer Group Companies for the 2016-2018 Performance Period*
Alliant Energy Corporation	Eversource Energy	Pinnacle West Capital Corporation
Ameren Corporation	Exelon Corporation	PNM Resources, Inc.
American Electric Power Company	FirstEnergy Corporation	Portland General Electric Company
Avista Corporation	Great Plains Energy Incorporated	PPL Corporation
Black Hills Corporation	Hawaiian Electric Industries, Inc.	Public Service Enterprise Group, Inc.
CenterPoint Energy, Inc.	IDACORP, Inc.	SCANA Corporation
CMS Energy Corporation	MDU Resources Group, Inc.	Sempra Energy
Consolidated Edison, Inc.	MGE Energy, Inc.	The Empire District Electric Company
Dominion Resources, Inc.	NextEra Energy, Inc.	The Southern Company
DTE Energy Company	NiSource, Inc.	Unitil Corporation
Duke Energy Corporation	NorthWestern Corporation	Vectren Corporation
Edison International	OGE Energy Corp.	WEC Energy Group, Inc.
El Paso Electric Company	Otter Tail Corporation	Westar Energy, Inc.
Entergy Corporation	PG&E Corporation	Xcel Energy, Inc.
* The EEI Index companies listed are those included in the index as of December 31, 2016. Companies may be added to or dropped from the EEI Index during the performance period due to mergers or other activities. Any company that is added to the EEI Index after January 1, 2016 will be excluded from our performance calculation. Similarly, if a company is dropped from the index during the performance period, no information related to that company will be included in the calculation, as if that company had never been part of the index. During 2016, three companies were dropped from the EEI Index: Cleco Corporation, Pepco Holdings, Inc., and
TECO Energy, Inc.

Restricted Stock Units (RSUs)
RSUs are used as a retention incentive and to encourage stock ownership. One RSU entitles the NEO to receive one share of Common Stock and accrued dividend equivalents when the RSU vests at the end of a three-year period.

The following table shows 2016 long-term incentive target opportunities for the NEOs. The target opportunities were allocated 75 percent to performance shares and 25 percent to RSUs. The target number of performance shares is determined by dividing each NEO's target award opportunity—shown in the table below—by $55.64, the estimated fair value of a share of our Common Stock as of December 31, 2015. Mercer calculated the estimated fair value, which reflects a modeled probability of achieving the performance goals, employing a Monte-Carlo simulation model that used an underlying Black-Scholes methodology. The number of RSUs granted to the NEOs was calculated using a per-share value of $50.83, the closing price for Common Stock on December 31, 2015. The end-of-year valuation gives Mercer sufficient time to calculate the performance shares' value and to facilitate ECC approval of the awards at the January Board meeting.

Long-Term Incentive Target Opportunities for 2016–2018 Performance Period
	Total Target Opportunity	Allocation of Long-Term Incentive Plan Target Opportunity
		PSAs	% of Total Target Opportunity	RSUs	% of Total Target Opportunity
Mr. Hodnik	$1,050,000	14,153	75%	5,164	25%
Mr. DeVinck	$275,000	3,707	75%	1,353	25%
Ms. Amberg	$225,000	3,033	75%	1,107	25%
Mr. Oachs	$150,000	2,022	75%	738	25%
Mr. McMillan	$150,000	2,022	75%	738	25%

The ECC has discretion to reduce or eliminate awards, regardless of whether performance goals have been achieved, but does not have discretion to increase awards beyond the performance that is achieved. The ECC did not exercise discretion to reduce or eliminate LTIP awards during 2016.

RETIREMENT AND OTHER BROAD-BASED BENEFITS

We provide benefits, including retirement benefits, to attract and retain executive talent. Retirement benefits also reward long-term service with the Company. NEOs are eligible for retirement benefits under the same plans available to other eligible employees. They are also eligible for supplemental retirement benefits under our supplemental executive retirement plans. Retirement benefits are described in more detail below.
NEOs are also eligible to participate in a range of broad-based employee benefits, including vacation pay, sick pay, disability benefits, a flexible compensation plan, an employee stock purchase plan, group term life insurance, and both active and post-retirement health benefits.

Tax-Qualified Retirement Benefits
We provide retirement income benefits to the NEOs from two primary sources: (1) the RSOP, a defined-contribution retirement savings and stock ownership plan, and (2) traditional defined benefit pension plans. The RSOP has features of both an employee stock ownership plan and a 401(k) savings plan. These retirement benefits are intended to be tax-qualified. Since October 2006, we have emphasized delivering nonunion retirement benefits through the RSOP. Each NEO's service through September 30, 2006, is counted for calculating his or her benefit under the pension plan. The present value of each NEO's pension benefits on December 31, 2016, is shown in the Pension Benefits table on page 51. The 2016 increase in the pension benefits value for each NEO is included in column (f) of the Summary Compensation Table on page 45.

NEOs may elect to defer salary into the RSOP up to the limits imposed by the Tax Code and the RSOP. In addition, we contribute to the NEOs' RSOP accounts a matching contribution of up to four percent of base salary, plus an annual Company contribution of between 8.5 percent and 11.5 percent of base salary, depending on the NEO's age. Amounts contributed by the Company to the NEOs under the RSOP are included in column (g) of the Summary Compensation Table on page 45.

Supplemental Executive Retirement Benefits
We provide supplemental retirement benefits to the NEOs through the SERP, our non-tax-qualified retirement plan. Generally, the SERP is designed to provide retirement benefits to the NEOs that, in the aggregate, substantially equal the benefits they would have been entitled to receive if the Tax Code did not limit the types and amounts of compensation that can be considered under tax-qualified benefit plans. Providing SERP benefits is also a recruiting and retention strategy for executive talent because it provides additional retirement planning opportunities.

The SERP has three components: a supplemental pension benefit, a supplemental defined contribution benefit, and a deferral account benefit. On December 31, 2004, the Company froze SERP I with respect to all deferrals and vested accrued retirement benefits. Effective January 1, 2005, the Company established SERP II to comply with Section 409A of the Tax Code. SERP II covers compensation initially deferred and retirement benefits accrued or vested after December 31, 2004. The SERP benefits are discussed in more detail starting on page 53.

SEVERANCE BENEFITS
We have no employment agreements with any of our NEOs. Under the CIC Severance Plan, NEOs could receive severance benefits in connection with a change in control of the Company. The CIC Severance Plan would provide benefits in the event of an involuntary termination of employment (or resignation following certain unfavorable changes made to the NEOs' duties, compensation, or benefits) occurring six months before, or up to two years after, a change in control. The CIC Severance Plan is designed to encourage executives to remain dedicated and objective when evaluating transactions that could result in a loss of employment in connection with a potential change in control and to minimize the risk that executives would depart prior to a change in control. The ECC believes that the most effective way to accomplish these objectives is to require both a change in control and termination of employment before severance benefits are paid. This ensures that NEOs would not receive severance benefits unless they are adversely affected by a change in control.
The CIC Severance Plan would provide each NEO a lump-sum severance payment ranging from 1.5 times to 2.5 times annual cash compensation based on position. The CIC Severance Plan also contains a modified payment cap whereby the payment would be reduced below the Tax Code Section 280G safe harbor amount if the NEO would retain a greater after-tax amount than the after-tax amount that would be retained if the Company paid an unreduced benefit subject to the excise tax. We provide no tax gross-up in connection with any severance payments. As it does each year, the ECC reviewed the terms of the CIC Severance Plan in 2016, in consultation with Pearl Meyer. The ECC believes that the CIC Severance Plan is in line with typical market practice and made no changes to the CIC Severance Plan in 2016.

The SERP II includes a change in control provision that accelerates payment of the supplemental executive retirement benefits and deferral account benefits, earned after December 31, 2004, upon a termination of employment in connection with a change in control. There are also change in control features in both the AIP and the LTIP. The change in control features in the SERP II, the AIP, and the LTIP are designed to protect NEOs from losing previously-earned benefits.

The potential value of the change in control severance benefits is discussed more fully in the “Potential Payments Upon Termination or Change in Control” section starting on page 56.

PERQUISITES

The Company gives executives limited fringe benefits, or perquisites. Perquisites are tailored to the individual NEO, take into account business purpose, and may include: club memberships; reimbursement for financial and tax planning services; identity theft coverage; office parking spaces; approved travel, meal, and entertainment expenses for spouses; and executive physicals. As required by the Tax Code, we impute income to the NEOs for reimbursement of personal expenses and we provide no tax gross-ups for this imputed income.

The ECC has reviewed all perquisites and determined that they are a minimal component of total compensation and continue to facilitate the NEOs' performance of their job responsibilities. In 2016, each NEO received less than $10,000 in perquisites, except Mr. Hodnik who received perquisites in 2016 valued at $11,399.

EXECUTIVE STOCK OWNERSHIP GUIDELINES

We believe NEOs should be ALLETE shareholders to encourage them to think and act as owners when making business decisions. We use Common Stock to fund long-term incentive compensation and a portion of the Company's contribution to the NEOs' tax-qualified, defined-contribution retirement savings plan accounts.

NEOs are expected to own Common Stock in accordance with the following guidelines, which have been established by the Corporate Governance Committee:

Executive Stock Ownership Guidelines
Position	Stock Ownership Value as Multiple of Base Salary
Chief Executive Officer	4 X
Senior Vice President	2 X

An NEO is expected to meet the applicable stock ownership guideline within seven years after first becoming subject to the stock ownership guidelines. An NEO who is promoted to a position with a higher stock ownership expectation has five years from the promotion to meet the new guideline. At least annually, the Corporate Governance Committee reviews Common Stock ownership to confirm that the NEOs have met or are progressing toward their stock ownership guidelines. Generally, an NEO may not sell Common Stock unless he or she owns Common Stock in excess of 120 percent of the applicable stock ownership guideline.

The Corporate Governance Committee may, on a case-by-case basis, make adjustments to stock ownership guidelines to fit a particular situation. This was the case for Mr. DeVinck, who announced in September 2016, his plans to retire in the spring of 2017. As part of this planned transition from his CFO role and to enable Mr. DeVinck to begin an orderly investment diversification in anticipation of his imminent retirement, the Corporate Governance Committee reduced Mr. DeVinck's stock ownership guideline by setting it, as of February 16, 2017, at 8,550 shares, an amount equal to approximately 75 percent of his prior stock ownership guideline.

Common Stock ownership levels, as of March 10, 2017, are shown in the table on page 8. Each NEO has met his or her stock ownership guideline as of that date.

COMPENSATION RECOVERY POLICY

Our Compensation Recovery Policy, sometimes called a clawback policy, allows us to recover incentive payments and other forms of compensation from NEOs if any of the following events occur:

•
Financial restatement. In the event of an accounting restatement due to material non-compliance with financial reporting rules, we can recover any excess payments made pursuant to the AIP or the LTIP in the three-year period prior to the date on which the Company is required to prepare the restatement.

•
Error. In the event of a material error in the measurement of performance criteria, we can recover any excess payments made pursuant to the AIP or the LTIP during the three years prior to the discovery of the error.

•	Misconduct. If an NEO engages in work-related dishonesty or criminal behavior, we can recover any AIP awards, LTIP awards, and bonuses that were paid during and subsequent to the period of misconduct.

PROCESS FOR DETERMINING EXECUTIVE COMPENSATION

Role of the Compensation Committee
The ECC establishes our executive compensation philosophy and objectives and oversees the administration of our executive compensation programs. The ECC sets the CEO's compensation, which is reviewed and ratified by the Board without the CEO's participation. In setting the CEO's compensation, the ECC considers the Board's annual evaluation of the CEO's performance, which, among other things, assesses his performance relative to annual objectives established by the Board. The ECC also compares the CEO's compensation to the compensation of CEOs at other investor-owned electric utilities. Benchmark compensation data is adjusted for the Company's size as measured by revenue and provides a market context for the ECC's decisions. The ECC also approves the compensation of the other NEOs after considering the CEO's recommendations regarding such compensation.

Each January, the ECC, with the CEO, sets performance goals for the AIP and the LTIP. With respect to the LTIP, the ECC also sets multi-year TSR targets relative to a peer group for performance shares, and establishes the award dates, vesting periods, and forfeiture provisions for performance shares and RSUs.

Compensation Consultant Independence
The ECC's independent compensation consulting firm for 2016 was Pearl Meyer. Pearl Meyer is engaged by, and reports directly to, the ECC. The ECC has the sole authority to hire or terminate its compensation consultant. It is the ECC's policy that its Chair pre-approve any additional services its independent compensation consultant performs for management. The ECC reviewed and confirmed Pearl Meyer's independence in 2016.

Role of Management
The CEO recommends compensation for all other NEOs to the ECC for approval. Recommendations are based, in part, on each NEO's experience and responsibility level and on the CEO's assessment of his or her performance. The CEO works with each NEO at the beginning of the year to identify individual goals that are aligned with strategic objectives unique to each NEO's scope of responsibility. The CEO reviews each NEO's performance during the year regarding accomplishments, areas of strength, and areas for development. The CEO bases his evaluation on a written self-assessment completed by each NEO, the CEO's knowledge of his or her accomplishments, and discussions with each NEO. The CEO's recommendation is also based on the executive compensation studies described below. The CEO also recommends to the ECC financial and non-financial performance measures under the Company's incentive compensation plans.

Executive Compensation Studies
Annually, the ECC reviews the peer group that ALLETE uses for compensation benchmarking purposes. Compensation benchmarking is based on published salary surveys and proxy statement data from compensation benchmarking peer companies. During 2015, UNS Energy Corporation was removed from the benchmarking peer group because it no longer was a member of the EEI Stock Index after being acquired in 2014. Because there is a strong correlation between executive compensation pay levels and company size, the ECC seeks to compare executive pay levels with those at companies that are similar in size to ALLETE as measured by market capitalization and revenue. For this reason, ALLETE's compensation peer group was made up of a subset of companies in the EEI Stock Index in 2015 that are used for TSR comparison purposes. The ECC approved the following 16-company peer group for 2016:

Compensation Benchmarking Peer Group
Avista Corporation	IDACORP, Inc.	The Empire District Electric Company
Black Hills Corporation	MGE Energy, Inc.	UIL Holdings Corporation
Cleco Corporation	NorthWestern Corporation	Vectren Corporation
El Paso Electric Company	Otter Tail Corporation	Westar Energy, Inc.
Great Plains Energy Incorporated	PNM Resources, Inc.
Hawaiian Electric Industries, Inc.	Portland General Electric Company

In October 2015, the ECC directed Pearl Meyer to conduct two compensation benchmarking studies for ALLETE: one for the CEO and another for the other NEOs. These studies provided the basis for compensation recommendations made in January 2016.

The CEO benchmarking study compared Mr. Hodnik's compensation to an external market consisting of published surveys that were size-adjusted based on revenue and compensation data disclosed in the proxy statements of the 16-company peer group and analyzed CEO pay-for-performance. The Pearl Meyer report indicated that Mr. Hodnik's base salary and target total cash compensation were at the 25th percentile and target total direct compensation was between the 25th and 50th percentile of the market range. The analysis indicated that the elements of Mr. Hodnik's compensation were comparable to market and well balanced. The report also indicated that Mr. Hodnik's compensation was aligned with growth in pre-tax income and one-year TSR.

Pearl Meyer's analysis compared the other NEOs' base salaries and annual and long-term target incentive opportunities to market data using the same survey sources and proxy statement data used in the CEO analysis. The Pearl Meyer report indicated that base salary and target total cash compensation for the other NEOs were below the market median, with limited variance from executive to executive, with the exception of Mr. DeVinck and Ms. Amberg, both of whom had salary and total cash compensation below the 25th percentile. Long-term incentive opportunities were below the market median for the executive officer group.

Based on the 2015 executive compensation studies, the ECC determined the following: (1) NEOs' compensation included appropriate elements; (2) Mr. Hodnik's base salary, annual incentive target opportunity, and LTIP target opportunity should be increased for 2016; (3) Mr. DeVinck's base salary, annual incentive target opportunity, and LTIP target opportunity should be increased for 2016; (4) Ms. Amberg's LTIP target opportunity should be increased for 2016; and (5) the annual incentive and LTIP target opportunities for the other NEOs were appropriate as compared to market.

2016 Executive Compensation Changes
The ECC considered the peer company compensation market studies completed in the fall of 2015, as well as other relevant circumstances such as roles and responsibilities, performance, and equity within the executive management group, as the basis for the following 2016 executive compensation changes:

•
To bring Mr. Hodnik's total compensation closer to the market median, the ECC approved, and the Board of Directors ratified, increases in his salary and his annual and long-term incentive opportunities. His base salary increased 4.6 percent in 2016 (from $585,675 to $612,616). In January 2016, Mr. Hodnik's annual incentive target opportunity was increased to 75 percent of base salary (compared to 70 percent in 2015) and his long-term incentive target opportunity was increased to $1,050,000 (compared to $900,000 in 2015). Although these changes better aligned Mr. Hodnik's total direct compensation with the compensation peer companies, his total compensation remains below the 50th percentile of the market range.

•
Recognizing Mr. DeVinck's performance as CFO, the ECC increased his base salary by approximately 25 percent (from $291,900 to $369,254) and his annual incentive target opportunity to 50 percent of base salary (compared to 45 percent in 2015) and his long-term incentive target opportunity to $275,000 (compared to $200,000 in 2015). These changes brought Mr. DeVinck's total compensation closer to the market median.

•
The ECC increased Ms. Amberg's salary by seven percent (from $322,305 to $344,866) and her long-term incentive target opportunity to $225,000 (compared to $200,000 in 2015). These changes brought Ms. Amberg's total compensation closer to the market median.

•
Mr. Oachs received a five percent base salary increase (from $278,137 to $292,045) effective April 2016. Later, in connection with his promotion to Senior Vice President and President Regulated Operations, Mr. Oachs' base salary increased 15 percent (to $335,852) effective November 2016, and his annual incentive target opportunity increased to 45 percent of base salary (compared to 40 percent in 2015).

•	Mr. McMillan received a base pay increase of five percent effective April 2016 (from $279,540 to $293,517).

Tax and Accounting Rule Considerations
We attempt to structure the NEOs' compensation so that all elements of pay are tax-deductible by the Company. With respect to Mr. Hodnik and certain of the next most-highly compensated executive officers, Section 162(m) of the Tax Code limits to $1 million the amount of compensation that we may deduct in any year. That limit does not apply to “performance-based compensation” within the meaning of Section 162(m). If Section 162(m) would otherwise limit the Company's ability to deduct an AIP award, then the amount of the NEO's AIP award paid currently would be capped at the maximum deductible amount and the non-deductible portion would be deferred to the NEO's supplemental executive retirement plan account. Supplemental executive retirement benefits are described starting on page 53. Performance shares awarded under the LTIP are designed to qualify as “performance-based compensation” and are intended to be fully tax deductible by the Company. RSUs do not qualify as “performance-based compensation" because they have time-based vesting rather than performance-based vesting. We believe that all compensation paid to NEOs in 2016 was tax deductible. Recognizing the need to maintain flexibility in administering our executive compensation program, however, the ECC has the authority to approve executive compensation that may not be tax deductible.

Section 280G of the Tax Code limits the amount that we may deduct for payments in connection with a change in control, commonly referred to as “parachute payments." If total payments in connection with a change in control exceed the Section 280G limits, the Company's deduction would be limited and the recipient's parachute payments would be subject to an excise tax. The CIC Severance Plan has a modified severance payment cap that limits payments to a level below the safe harbor amount provided by Tax Code Section 280G if the NEO would retain a greater after-tax amount than the after-tax amount that would be retained if the Company paid an unreduced benefit that was subject to the excise tax.

In addition to tax deductibility, we also consider the accounting implications of each compensation element. Because the primary objectives of our compensation programs are tied to performance, however, the ECC may design a compensation structure regardless of whether it qualifies for a tax deduction or more favorable accounting treatment if we deem that it is in the Company's best interest.

We do not provide tax gross-ups on payments to NEOs, except in connection with relocation expenses covered under the Company's broad-based relocation policy.

Aligning Compensation With Performance
ALLETE designs its executive compensation to align closely with performance. Annually, Pearl Meyer prepares the following illustration summarizing this alignment. The graph on the left illustrates how Mr. Hodnik's realizable pay over the three-year period ending December 31, 2015, aligns with the TSR performance of ALLETE and its compensation peer group over the same period. The graph on the right illustrates the same thing for the other NEOs (excluding Mr. Hodnik) together as a group.

How Realizable Pay Aligns with TSR Performance

For purposes of the graph above, realizable pay is calculated as follows: we take the sum of: (1) annualized base salary earned between January 1, 2013 and December 31, 2015; (2) annual incentive compensation (including annual incentive and any stock bonuses) earned between January 1, 2013 and December 31, 2015; (3) the values as of December 31, 2015 of all RSUs, vested and unvested, granted during the three-year period; and (4) PSAs earned for performance periods ending on December 31, 2013, December 31, 2014, and December 31, 2015 and, in each case, valued as of December 31, 2015 and divide the total amount by three (to achieve an annualized result). To calculate the ratio of realizable pay to peer-company target pay, we take our annualized realizable pay and divide by the target pay reported in the proxy statements of our compensation peer group. The peer companies reflected in this graph are the compensation peer companies listed on page 33. TSR data comes from Standard & Poor's Capital IQ.

ALLETE's annualized 2013-2015 TSR was 11.7%, placing ALLETE in the 28th percentile among the peer companies. The ratio of Mr. Hodnik's realizable pay to target pay during that same period put him in the 15th percentile among the peer companies. The aggregated ratio of the other NEOs realizable pay to target pay was at the 3rd percentile.

Realizable Compensation
The SEC's instructions for calculating total compensation, as reflected in the Summary Compensation Table on page 45, include several items affected by accounting and actuarial assumptions. As a result, there can be significant differences between the total compensation shown on the Summary Compensation Table and the compensation realizable by our NEOs. To illustrate this difference, the graph below compares Mr. Hodnik's Summary Compensation Table total compensation figure to his realizable pay.

Comparing CEO Compensation Measures: Summary Compensation Table (SCT) and Realizable Pay

For purposes of the graph above, realizable pay includes: (1) base salary earned during the applicable calendar year; (2) annual incentive compensation (including AIP and any stock bonuses) earned during the applicable calendar year; (3) RSUs granted during the applicable calendar year and valued, in each case, as of December 31 of the year in which they were granted; and (4) PSAs paid out for the performance period ending on December 31 of the applicable year and, in each case, valued as of the last day of the performance period.

As described in detail in this CD&A, the ECC monitors the CEO's compensation closely. While the ECC recognizes that Mr. Hodnik's compensation is below market median, both the ECC and Mr. Hodnik believe his compensation is appropriate given current regional economic conditions.

Shareholder Advisory Voting on Executive Compensation
In May 2016, 95 percent of our shareholders voted to approve the Company's 2015 executive compensation on an advisory basis. We believe that this say-on-pay vote affirms our executive compensation philosophy and objectives.

As part of our ongoing commitment to monitor pay-for-performance alignment, in October 2016, the ECC reviewed Pearl Meyer's 2015 pay-for-performance analysis, which confirmed our view that our executive compensation programs are linked to performance, balanced, fair, competitive, and contain mainstream provisions.

COMPENSATION COMMITTEE REPORT
_________________________________________________________________

The Compensation Committee has reviewed the CD&A and discussed it with management. Based upon such review and the related discussions, the Compensation Committee has recommended to the Board that the CD&A be included in this Proxy Statement and the Annual Report.

March 23, 2017

Compensation Committee
Sidney W. Emery, Jr., Chair
James S. Haines, Jr.
Douglas C. Neve
Heidi E. Jimmerson, ex officio

EXECUTIVE COMPENSATION TABLES
_________________________________________________________________

The following table sets forth information for the last three fiscal years. Fiscal years 2015 and 2014 information is not provided for Mr. Oachs because he was not an NEO prior to fiscal year 2016.

Summary Compensation Table
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name and Principal Position[1]	Year	Salary	Stock Awards[2]	Non-Equity Incentive Plan Compensation[3]	Change in Pension Value[4]	All Other Compensation[5]	Total
Alan R. Hodnik	2016	$613,584	$999,067	$436,029	$602,455	$127,303	$2,778,438
Chairman, President, and CEO	2015	$585,676	$946,768	$571,092	$375,553	$104,988	$2,584,077
	2014	$578,441	$736,186	$456,065	$1,496,017	$109,328	$3,376,037

Steven Q. DeVinck	2016	$356,876	$261,700	$175,211	$169,566	$65,281	$1,028,634
Senior Vice President and CFO	2015	$291,901	$210,373	$182,978	$46,353	$58,403	$790,008
	2014	$268,515	$138,027	$139,878	$116,647	$51,224	$714,291

Deborah A. Amberg	2016	$338,731	$214,119	$130,911	$116,123	$57,499	$857,383
Senior Vice President and Chief Strategy	2015	$322,306	$210,373	$179,588	$21,697	$54,329	$788,293
Officer Regulated Operations	2014	$312,574	$184,034	$154,449	$236,940	$50,786	$938,783

Bradley W. Oachs	2016	$292,780	$142,745	$128,816	$43,809	$60,131	$668,281
Senior Vice President and President
Regulated Operations

David J. McMillan	2016	$289,907	$142,745	$111,419	$125,646	$60,164	$729,881
Senior Vice President–External Affairs	2015	$279,539	$157,795	$155,760	$3,040	$49,597	$645,731
	2014	$275,177	$138,027	$133,956	$209,375	$47,661	$804,196

[1]	The principal positions are as of December 31, 2016.

[2]
The values shown in column (d) do not represent amounts paid to the NEOs in the year reported, but instead the actuarial value of the future payout. The actual value that an NEO earns will depend on the extent to which long-term incentive goals are achieved and on the market price of Common Stock. The actual value each NEO realized in 2016 from stock awards in prior years is shown in the "Option Exercises and Stock Vested" table on page 51. The amounts in column (d) relate to PSA and RSU opportunities awarded during the year to the NEO. The amounts reflect the grant date fair value determined in accordance with generally accepted accounting principles under ASC 718, using the same assumptions used in the valuation of compensation expenses disclosed in Note 16 to the Company's Consolidated Financial Statements contained in the Annual Report, but based on a modeled probability of reaching performance goals and excluding the effect of estimated forfeitures. This estimated value was calculated by Mercer using a Monte-Carlo simulation model that used an underlying Black-Scholes methodology. The grant date fair value is the total amount that we will recognize as an expense over the awards' vesting period, except that the amounts shown do not include a reduction for forfeitures. The 2016 amounts shown in column (d) are comprised of the following:

	RSUs	PSAs*
Alan R. Hodnik	$257,167	$741,900
Steven Q. DeVinck	$67,379	$194,321
Deborah A. Amberg	$55,129	$158,990
Bradley W. Oachs	$36,752	$105,993
David J. McMillan	$36,752	$105,993
* The maximum grant date fair value for 2016 for each NEO's unearned 2016 PSAs, assuming the highest level of performance were to be achieved, is as follows: Mr. Hodnik—$1,483,800, Mr. DeVinck—$388,642, Ms. Amberg—$317,980, Mr. Oachs—$221,986, and Mr. McMillan—$221,986.

[3]
The amounts in column (e) reflect annual incentive awards earned in 2016 and paid in 2017. Amounts include any portion of the award that was deferred at the NEO's election. By program design, a portion of Mr. Hodnik's annual incentive award was contributed to his SERP II deferral account.

[4]
The amounts shown in column (f) were not paid to the NEOs in the year reported, but instead represent a theoretical change in the value of retirement benefits earned by each NEO under our retirement plans, which are described in detail beginning on page 52.

5 The amounts in column (g) for 2016 are comprised of the following:

	Perquisites and Other Personal Benefits**	Company Contributions under the RSOP and the Flexible Compensation Plan	Company Contributions Under SERP II
Alan R. Hodnik	$11,399	$47,115	$68,789
Steven Q. DeVinck	—	$46,596	$18,685
Deborah A. Amberg	—	$38,646	$18,853
Bradley W. Oachs	—	$46,596	$13,535
David J. McMillan	—	$46,596	$13,568
** The amount paid to Mr. Hodnik in 2016 includes: (1) club memberships having a primary business purpose (but which also allow personal use of facilities or services)—$8,189; and (2) reimbursement for financial and tax planning services—$2,000. The value assigned to each perquisite given to a Named Executive Officer is based on the aggregate incremental cost to the Company associated with the benefit, except for club memberships, for which the total cost is reported. The amount shown reflects the full, actual cost of the benefit in all cases, except for spouse's travel, meals and entertainment expenses, for which we include the full, actual cost of each benefit in excess of the amount the Company would have paid had the NEO been traveling or eating without his or her spouse. All other NEOs received 2016 perquisites totaling less than $10,000 each, and no amount for perquisites is included in column (g) for them.

The following Grants of Plan-Based Awards table shows the range of each NEO's annual and long-term incentive award opportunities granted for the fiscal year ended December 31, 2016. The narrative following the table describes the terms of each incentive award.

Grants of Plan-Based Awards–2016
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Award Type[1]	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[2]			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards[3]
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Alan R. Hodnik
Annual Incentive	01/20/16	$172,298	$459,462	$918,924	—	—	—	—	—
PSAs	01/20/16	—	—	—	7,077	14,153	28,306	—	$741,900
RSUs	01/20/16	—	—	—	—	—	—	5,164	$257,167
Steven Q. DeVinck
Annual Incentive	01/20/16	$69,235	$184,627	$369,254	—	—	—	—	—
PSAs	01/20/16	—	—	—	1,854	3,707	7,414	—	$194,321
RSUs	01/20/16	—	—	—	—	—	—	1,353	$67,379
Deborah A. Amberg
Annual Incentive	01/20/16	$51,730	$137,946	$275,892	—	—	—	—	—
PSAs	01/20/16	—	—	—	1,517	3,033	6,066	—	$158,990
RSUs	01/20/16	—	—	—	—	—	—	1,107	$55,129
Bradley W. Oachs
Annual Incentive[4]	01/20/16	$50,378	$134,341	$268,682	—	—	—	—	—
	11/26/16	$524	$1,398	$2,796	—	—	—	—	—
PSAs	01/20/16	—	—	—	1,011	2,022	4,044	—	$105,993
RSUs	01/20/16	—	—	—	—	—	—	738	$36,752
David J. McMillan
Annual Incentive	01/20/16	$44,028	$117,407	$234,814	—	—	—	—	—
PSAs	01/20/16	—	—	—	1,011	2,022	4,044	—	$105,993
RSUs	01/20/16	—	—	—	—	—	—	738	$36,752

[1]	2016 annual incentive awards for all NEOs were made under the AIP; PSAs and RSUs were granted under the LTIP.

[2]	Actual awards earned are shown in column (e) of the Summary Compensation Table on page 45.

[3]
The amounts shown in column (j) reflect the grant date fair value determined in accordance with generally accepted accounting principles under ASC 718, using the same assumptions used in the valuation of compensation expense disclosed in Note 16 to the Company's Consolidated Financial Statements contained in the Annual Report, but based on a modeled probability of reaching performance goals and excluding the effect of estimated forfeitures. The amounts shown for PSAs and RSUs are the values of the awards for accounting purposes. The value an NEO realizes from performance shares will depend on actual Common Stock performance relative to the peer company group, discussed on page 34, and the market price of Common Stock. The value an NEO realizes from RSUs depends on the market value of Common Stock at the time of vesting.

[4]
In connection with his promotion, Mr. Oachs' annual incentive target opportunity was increased by five percent effective November 26, 2016, resulting in a 0.4 percent overall increase in his annual incentive target opportunity for 2016.

GRANTS OF PLAN-BASED AWARDS DISCUSSION
________________________________________________________________

The Company's 2016 incentive awards for all NEOs consisted of an annual incentive opportunity and a long-term incentive opportunity allocated between PSAs and RSUs.

Annual Incentive Opportunity
Annual incentive awards are discussed in detail in the Compensation Discussion and Analysis section beginning on page 24. 2016 annual incentive goal weightings, reflected in columns (c), (d), and (e) of the Grants of Plan-Based Awards table on page 47, are more fully described as follows:

•
Threshold amount shown in column (c)—the minimum annual incentive award that would be payable, ranging from 15.0 percent to 28.13 percent of base salary as of December 31, 2016, if both net income and cash from operating activities results were at threshold and if there were no progress on strategic and operational goals.

•
Target amount shown in column (d)—the annual incentive target-level award that would be payable, ranging from 40 percent to 75 percent of base salary as of December 31, 2016, if both net income and cash from operating activities results were at target and all strategic goals were achieved at the target level.

•
Maximum amount shown in column (e)—maximum annual incentive award that would be payable, ranging from 80 percent to 150 percent of base salary as of December 31, 2016, if both net income and cash from operating activities results were at superior and all strategic goals were achieved at the superior level.

Goal achievements that fall between threshold and superior are interpolated on a straight-line basis.

The amounts shown in column (e) of the Summary Compensation Table on page 45 include annual incentive awards earned in 2016 at 94.9 percent of target. Award payout amounts for the NEOs ranged from 38 percent to 71 percent of base salary.

Each NEO may elect to receive his or her annual incentive award in cash, or to defer some or all of the awards in accordance with SERP II. NEOs who retire, die, or become disabled during the year remain eligible to receive a prorated annual incentive award. NEOs who terminate employment for any other reason forfeit any annual incentive award. In the event of a change in control, annual incentive awards would be calculated as if the end of the performance year had occurred, based on the Company's performance at the time of the change in control. Any awards earned would be prorated based on the number of months in the performance year which had elapsed as of the time of the change in control.

PSAs
The PSAs for the three-year performance period beginning January 1, 2016, are reflected in the Grants of Plan-Based Awards table on page 47. Specifically, the amounts shown in column (f), (g), and (h) reflect the following:

•
Threshold amount shown in column (f)—the minimum 2016 PSA payable, set at 50 percent of the target amount, which would be earned if ALLETE's TSR percentile ranking was at the 30th percentile among the peer group. If ALLETE's TSR percentile ranking for the three-year performance period were below threshold among the peer group, no PSAs would be paid.

•	Target amount shown in column (g)—the target PSA payable, which would be earned if ALLETE's TSR percentile ranking were at the 50th percentile among the peer group.

•
Maximum amount shown in column (h)—the maximum PSA payable, set at 200 percent of the target amount, which would be earned if ALLETE's TSR percentile ranking for the three-year performance period were at the 85th percentile or higher among the peer group.

PSAs are earned as a result of TSR percentile rankings that fall between threshold and maximum, which are interpolated on a straight-line basis.

Dividend equivalents accrue during the performance period and allow NEOs to receive the value of dividends that would have been paid on Common Stock between the grant date and the date the performance shares are paid, but only if performance goals are achieved. If earned, performance shares and dividend equivalents are paid in Common Stock after the end of the performance period. An NEO who retires, dies, or becomes disabled during the performance period remains eligible to receive a prorated payment of performance shares. Upon a change in control, PSAs would immediately vest and be paid out on a prorated basis, including dividend equivalents, at the greater of the target level or the level earned based on the actual TSR ranking. The grant date fair value, based on a modeled probability of reaching performance goals for performance shares awarded to each NEO, is included in the amounts shown in column (d) of the Summary Compensation Table on page 45.

Performance shares awarded for the 2015-2017 and 2016-2018 performance periods remain unearned unless the performance goals are achieved at the end of the performance periods. The performance shares awarded to each NEO for those periods are shown in column (d) of the Outstanding Equity Awards at Fiscal Year-End table on page 50. The estimated market value of the unearned performance shares, assuming superior performance in the case of the 2015-2017 and the 2016-2018 performance periods is shown in column (e) of that table. The actual value to the NEOs, if any, will be determined at the end of the performance periods based on the Company's actual TSR ranking for the three-year performance periods.

During the 2014-2016 performance period, the Company's shareholders realized a TSR of 44.4 percent, ranking us 23rd in the 27-company peer group and resulting in no payout. Unearned performance shares are not included in the Outstanding Equity Awards at Fiscal Year-End table on page 50.

The Summary Compensation Table on page 45 reflects in column (d) the grant date fair value of the PSAs granted in the year in which the three-year performance period commenced. The number of shares of Common Stock that each NEO will earn pursuant to the 2016 PSA grant will be based on the Company's TSR percentile ranking within a EEI company peer group at the end of the performance period. The TSR peer group and other PSA design terms are discussed in the Compensation Discussion and Analysis section beginning on page 24.

RSUs
The number of RSUs awarded to the NEOs in 2016 is shown in column (i) of the Grants of Plan-Based Awards table on page 47. Each RSU entitles the NEO to receive one share of Common Stock when the unit vests at the end of a three-year period. The RSUs granted in 2016 will vest on December 31, 2018. The NEOs must remain employed by the Company at the time RSUs vest to receive the Common Stock. Dividend equivalents accrue during the vesting period. Dividend equivalents allow the NEOs to receive the value of dividends that would have been paid on Common Stock during the vesting period, but only if the RSUs vest. RSUs and dividend equivalents are paid in Common Stock after the end of the vesting period. Upon an NEO's retirement, disability, or death, a prorated number of the RSUs would immediately vest. In the event of a change in control, restrictions in RSU grants will be deemed to have expired upon the change in control and a prorated number of the RSUs would immediately vest, unless the RSU grant is fully assumed by the successor corporation. If the RSU grant were to be fully assumed, a prorated number of RSUs would immediately vest if the NEO's employment were terminated by the successor corporation for reasons other than cause within 18 months of the change in control.
The full grant date fair value for RSUs awarded to each NEO is included in the amount shown in column (d) of the Summary Compensation Table on page 45. The number of unvested RSUs outstanding at the end of 2016, including dividend equivalents, is shown in column (b) of the following Outstanding Equity Awards at Fiscal Year-End table, while the value of the award as of December 31, 2016, is shown in column (c).

RSUs are also discussed in the Compensation Discussion and Analysis section beginning on page 24.

Outstanding Equity Awards at Fiscal Year-End–2016
(a)	(b)	(c)	(d)	(e)
	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested[1] (#)	Market Value of Shares or Units of Stock That Have Not Vested[2]	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested[3] (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested[4]

Alan R. Hodnik	14,902	$956,559	58,622	$3,762,946
Steven Q. DeVinck	3,388	$217,476	14,300	$917,917
Deborah A. Amberg	3,390	$217,605	12,772	$819,835
Bradley W. Oachs	2,438	$156,495	9,006	$578,095
David J. McMillan	2,438	$156,495	9,006	$578,095

[1]
The amounts in column (b) are comprised of RSUs granted on January 27, 2014, January 21, 2015, and January 20, 2016 to each NEO, plus dividend equivalents. RSUs vest over a three-year period provided the NEO continues to be employed by the Company.

[2]	The amounts in column (c) were calculated by multiplying the number of shares and units in column (b) by $64.19, the closing price of Common Stock on December 30, 2016.

[3]
The amounts in column (d) represent the Common Stock that would be payable for outstanding PSAs if superior performance were achieved (a TSR ranking of 4th among the 27-company peer group) for the 2015-2017 and superior performance were achieved (a TSR ranking of 85th percentile among the EEI Index peer group described on page 34) for the 2016-2018 performance periods. If the performance period had ended on December 31, 2016, performance shares would have paid for the 2015-2017 performance period at 130 percent and at 183.1 percent for the 2016-2018 performance periods. The NEOs did not earn a performance share payout for the 2014-2016 performance period.

[4]	The amounts in column (e) were calculated by multiplying the number of shares and units in column (d) by $64.19, the closing price of Common Stock on December 30, 2016.

Option Exercises and Stock Vested–2016
(a)	(b)	(c)	(d)	(e)
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)[1]	Value Realized on Exercise	Number of Shares Acquired on Vesting (#)[1]	Value Realized on Vesting[2]
Alan R. Hodnik	—	—	4,639	$248,372
Steven Q. DeVinck	—	—	680	$36,407
Deborah A. Amberg	14,722	$194,517	1,361	$72,868
Bradley W. Oachs	—	—	680	$36,407
David J. McMillan	—	—	907	$48,561

[1]
The amounts reflect the RSUs that vested at the end of the 2013-2015 vesting period, which were paid in Common Stock on February 4, 2016. All numbers shown have been rounded to the nearest whole share, whereas actual Common Stock payments included fractional shares.

[2]
The value realized on vesting (shown in column (e)) is calculated by multiplying the number of shares acquired on vesting (as shown in column (d)) by $53.54, the closing price of Common Stock on February 4, 2016.

Pension Benefits–2016
(a)	(b)	(c)	(d)	(e)
Name	Plan Name	Number of Years Credited Service (#)[1]	Present Value of Accumulated Benefit[2]	Payments During Last Fiscal Year
Alan R. Hodnik	ALLETE and Affiliated Companies Retirement Plan A	11.75	$357,999	—
	ALLETE and Affiliated Companies Retirement Plan B	12.75	$866,435	—
	SERP II	34.75	$4,471,459	—
Steven Q. DeVinck	ALLETE and Affiliated Companies Retirement Plan A	9.25	$271,109	—
	SERP II	19.50	$338,683	—
Deborah A. Amberg	ALLETE and Affiliated Companies Retirement Plan A	16.25	$378,581	—
	SERP II	26.33	$489,173	—
Bradley W. Oachs	ALLETE and Affiliated Companies Retirement Plan A	17.08	$564,773	—
	SERP II	27.25	$450,129	—
David J. McMillan	ALLETE and Affiliated Companies Retirement Plan A	17.5	$487,769	—
	SERP II	27.75	$453,550	—

[1]
The numbers in column (c) for SERP II reflect actual years of service with the Company. No service has been credited under Retirement Plan A since September 30, 2006. Mr. Hodnik's credited service under Retirement Plan B reflects the actual years that he was a participant in Retirement Plan B.

[2]
The amounts shown in column (d) represent the discounted net present value of the annual annuity payments to which the NEOs would be entitled at retirement assuming they retire at age 62, the earliest age at which NEOs can receive unreduced pension benefits. In addition to retirement age, the following assumptions were used to calculate the present value of accumulated benefits: discount rate of 4.53 percent; cost of living adjustment of 2.5 percent; and female spouses are assumed to be three years younger than male spouses. The amounts reflect the accumulated pension benefits over the years of credited service shown for each plan.

PENSION BENEFITS DISCUSSION
________________________________________________________________

Retirement Plan A is a defined benefit pension plan that is intended to be tax-qualified and covers some of our nonunion employees, including the NEOs. Pension benefits are calculated based on years of service and final average earnings. As a result of a Company-wide nonunion benefit change, no employee, including any NEO, has accrued additional credited service under Retirement Plan A after September 30, 2006. The Retirement Plan A pension benefit is calculated as a life annuity using the following formula:

0.8%	×	(years of credited service from July 1, 1980 through September 30, 2006)	×	final average earnings*
plus (for NEOs hired before July 1, 1980):
10%	+	(1% × years of credited service prior to July 1, 1980)	×	final average earnings*

* Final average earnings includes the highest consecutive 48 months of salary in the last 15 years of service for Plan A.

Mr. Hodnik is also entitled to a pension benefit under Retirement Plan B based on positions previously held with the Company. Retirement Plan B is a defined benefit pension plan that is intended to be tax-qualified and that covers the majority of our union employees. Mr. Hodnik's credited service under Retirement Plan B reflects the actual years that he was a participant in Retirement Plan B. The Retirement Plan B pension benefit is calculated as a life annuity using the following formula:

10%	+	(1% × years of credited service)	×	final average earnings*

* Final average earnings includes the highest consecutive 48 months of salary in the last 10 years of service for Plan B.

The remaining terms of Retirement Plan B are substantially the same as Retirement Plan A (Retirement Plan A and Retirement Plan B are collectively referred to as the Retirement Plans).

Normal retirement age under the Retirement Plans is age 65 with at least five years of continuous service with the Company. NEOs become eligible for an unreduced early-retirement benefit at age 62 if they have at least 10 years of continuous service, or at age 58 if they have at least 40 years of continuous service. NEOs are first eligible for a reduced early-retirement benefit at age 50 with at least 10 years of continuous service. Early-retirement benefits are calculated by reducing the retirement benefit by 4 percent for each year and partial year between age 62 and the early-retirement benefit commencement age. Each NEO is currently eligible to receive early-retirement benefits.

The normal form of Retirement Plan A benefit payment for married participants is a life annuity with a 60 percent surviving spouse benefit. The normal form of Retirement Plan B benefit payment for married participants is a life annuity with a 50 percent surviving spouse benefit. The normal form of payment for single participants under either Retirement Plan A or Retirement Plan B is a life annuity. At normal retirement age, each optional form of benefit payment is the actuarial equivalent of the normal form of benefit payment for both Retirement Plans. The Retirement Plans do not provide for lump sum distributions unless the lump sum equivalent value is $10,000 or less. Once pension benefit payments have commenced, the benefit adjusts in future years to reflect changes in cost of living, with a maximum adjustment of 3 percent per year.

The Tax Code limits both the annual earnings that may be considered in calculating benefits under the Retirement Plans and the annual benefit amount that the Retirement Plans may deliver to an NEO. The SERP plans are designed to provide supplemental pension benefits, paid out of general Company assets, to eligible executives including the NEOs, in amounts sufficient to maintain total pension benefits upon retirement at the level that would have been provided by our Retirement Plans if benefits were not restricted by the Tax Code.

The SERP formula is calculated as follows:

0.8%	×	(years of credited service from July 1, 1980 through retirement or termination date)	×	SERP final average earnings*
plus (for NEOs hired before July 1, 1980):
10%	+	(1% x years of credited service prior to July 1, 1980)	×	SERP final average earnings*

* SERP final average earnings includes the sum of the NEO's (i) annual salary in excess of the Tax Code limits imposed on Retirement Plan A and (ii) AIP awards over the highest consecutive 48-month period. The highest consecutive 48-month period for (i) and (ii) above can be different; both, however, must fall within the last 15 years of service.

The present value of each NEO's SERP pension benefit as of December 31, 2016, is shown in the Pension Benefits table on page 51. The 2016 increase in the SERP II pension benefit value for each NEO is included in column (f) of the Summary Compensation Table on page 45.

Each NEO has elected a date when his or her SERP retirement benefit payments will commence and has elected the form of benefit payment. The normal form of payment for SERP II is a 15-year annuity. The optional forms of payment for SERP II benefits are a life annuity or a lump sum, each of which is actuarially equivalent to the normal form of payment.

SERP II benefits vest and become payable only if the NEO (i) retires after reaching age 50 with 10 years of service, (ii) becomes disabled after reaching age 50 with 10 years of service, or (iii) reaches age 50 after becoming disabled with 10 years of service. Vested SERP II benefit payments commence upon the earlier of retirement or disability, or if a disability occurs prior to vesting, the earlier of attaining age 65 or the date of death. Payment of the SERP II benefits accrued after December 31, 2004 would be accelerated and paid as a lump sum upon a termination of employment in connection with a change in control.

In all other respects, the eligibility requirements for SERP retirement benefits and the calculation of SERP early retirement benefits are the same as Retirement Plan A's eligibility requirements and early retirement benefits discussed above. As of December 31, 2016, all NEOs have vested SERP retirement benefits.

Non-Qualified Deferred Compensation–2016
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Name	Plan Name	Executive Contributions in 2016[1]	Company Contributions in 2016[2]	Aggregate Earnings in 2016[3]	Aggregate Withdrawals or Distributions in 2016	Aggregate Balance as of December 31, 2016[4]
Alan R. Hodnik	SERP I	$0	$0	$18,295	$0	$288,064
	SERP II	$24,433	$412,818	$35,835	$0	$1,617,956
Steven Q. DeVinck	SERP I	$0	$0	$0	$0	$7,562
	SERP II	$0	$18,685	$0	$0	$1,092,556
Deborah A. Amberg	SERP I	$0	$0	$5,928	$75,542	$133,527
	SERP II	$65,456	$18,853	$33,184	$0	$887,046
Bradley W. Oachs	SERP I	$0	$0	$1,071	$0	$45,447
	SERP II	$60,244	$13,535	$3,553	$0	$512,370
David J. McMillan	SERP I	$0	$0	$2,894	$0	$274,499
	SERP II	$28,868	$13,568	$13,465	$0	$552,695

[1]
The amounts shown in column (c) include the following: (i) salary that was earned (as reported in column (c) of the Summary Compensation Table) and deferred in 2016: Mr. Hodnik—$24,433, Mr. Oachs—$8,718, and Mr. McMillan—$28,868, and (ii) incentive compensation that was earned in 2016 and deferred in 2016 (reported in column (f) of the Summary Compensation Table): Ms. Amberg—$65,456, and Mr. Oachs—$51,526.

[2]
The amounts shown in column (d) includes the following: (i) SERP annual make-up award that was earned in 2016 and automatically deferred in 2017 (reported in column (h) of the Summary Compensation Table–2016): Mr. Hodnik—$68,789, Mr. DeVinck—$18,685, Ms. Amberg—$18,853, Mr. Oachs—$13,535, and Mr. McMillan—$13,568; and (ii) for Mr. Hodnik, the amount reflects $344,029 of the 2016 AIP award that was automatically deferred in 2017 (reported in column (f) of the Summary Compensation Table–2016).

[3]	The amounts in column (e) represent unrealized and realized earnings based on the crediting rates associated with the investment funds selected by each NEO.

[4]
The amounts in column (g) for the aggregate balance for the SERP II include compensation that was previously earned and reported in 2014 and 2015 in the Summary Compensation Table as follows: Mr. Hodnik—$504,075,

Mr. DeVinck—$390,442, Ms. Amberg—$119,785, and Mr. McMillan—$52,381. These amounts have since been adjusted for investment performance (i.e., earnings and losses) and deferrals credited during 2016. The aggregate balances shown for the SERP I include compensation that was previously earned and reported in the Summary Compensation Table prior to 2009 and have since been adjusted for investment performance.

ALLETE provides a supplemental defined contribution benefit and a deferral account benefit to the NEOs. The SERP II supplemental defined contribution benefit provides a benefit that is substantially equal to the benefit the NEO would have been entitled to receive if the Tax Code did not impose limitations on the types and amounts of compensation that can be included in the benefit calculations under the ALLETE and Affiliated Companies Flexible Compensation Plan and the RSOP. Annually, each NEO may elect to defer to a SERP II deferral account, on a before-tax basis, some or all of his or her salary and AIP award. NEOs whose base salary is below the tax-qualified benefit plan's annual compensation limits may also elect to defer some or all of the SERP II defined contribution benefit. NEOs can select among different crediting rates to apply to deferral balances under the SERP Plans, which primarily match the investment options available to all employees under the RSOP. These investment options include mutual funds and similar investments. The NEOs may change their investment elections at any time. The amount of the 2016 SERP II defined contribution benefit received by each NEO is included in column (h) of the Summary Compensation Table on page 45. The aggregate amount each NEO elected to defer and the amount that the Company contributed to the SERP II in 2016 are shown in the Non-Qualified Deferred Compensation table above.

Each NEO has elected a date when benefit payments from his or her SERP I and SERP II deferral accounts will commence and has elected the form of benefit payment. Generally, SERP I and SERP II deferral account benefit payments will not begin earlier than the elected commencement date. However, for contributions made prior to January 1, 2005, the full SERP I deferral account balance will be paid prior to the scheduled commencement date to any NEO who is not retirement eligible under the pension plans to retire at the time he or she terminates employment with the Company. In addition, an NEO may request an early distribution of some or all of his or her SERP I deferral account balance upon a demonstrated severe financial need or, at any time prior to the elected commencement date, may elect an early withdrawal of contributions made to his or her account prior to January 1, 2005, subject to a 10 percent early withdrawal penalty.

An NEO is not allowed to elect to receive an early withdrawal of amounts contributed after December 31, 2004 to his or her SERP II deferral account, except that he or she may request early withdrawal in the event of an unforeseen emergency, which request is subject to the approval of the ECC. Contributions made to a SERP II deferral account after December 31, 2004, will be paid in full upon a termination of the NEO's employment in connection with a change in control.

An NEO may elect to receive his or her SERP deferral account balance in the form of either a lump sum payment or monthly installments over a 5-, 10-, or 15-year period, or a combination of both. An NEO who retires will receive a fixed 7.5 percent annual interest crediting rate on his or her deferral account balance until paid in full.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
_________________________________________________________________

The CIC Severance Plan covers each NEO. Under the CIC Severance Plan, a change in control generally means any one of the following events:

•	Acquisition of more than 50 percent of the total fair market value or total voting power of Common Stock by any person, entity, or group acting together;

•	Acquisition in any 12-month period of 40 percent or more of the Company's assets by any person, entity, or group acting together;

•	Acquisition in any 12-month period of 30 percent or more of the total voting power of Common Stock by any person, entity, or group acting together; or

•
A majority of members of the Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of appointment or election.

Each NEO is entitled to receive specified benefits in the event his or her employment is involuntarily terminated during the period beginning six months before and ending two years after a change in control. An involuntary termination is deemed to occur if (i) the Company terminates the employment of the NEO other than for cause, or (ii) the NEO resigns from his or her employment with good reason. Cause generally includes reasons such as failure to perform duties, willful misconduct, or felony convictions. Good reason generally means a material reduction in the NEO's responsibilities or authority; a material reduction in his or her supervisory responsibilities or authority; a material reduction in base salary, incentive compensation, or other benefits; a material breach by the Company of an agreement under which an NEO provides services; or reassignment to another geographic location more than 50 miles from the NEO's current job location.

Under the CIC Severance Plan, Mr. Hodnik, Mr. DeVinck, Ms. Amberg, and Mr. McMillan would be entitled to receive a lump sum severance payment of 2.5 times their annual compensation as of December 31, 2016. Mr. Oachs would receive a severance payment of 1.5 times his annual compensation. Annual compensation includes base salary and an amount representing a target award under the annual incentive in effect for the year of termination. The CIC Severance Plan has a modified severance payment cap that limits payments to a level below the safe harbor amount provided by Tax Code Section 280G if the NEO would retain a greater after-tax amount than the after-tax amount that would be retained if the Company paid an unreduced benefit that was subject to the excise tax.

The AIP and LTIP also have change in control features. Under the AIP, in the event of a change in control (as defined in the AIP), any award earned as of the date of the change in control will be prorated based on the number of months in the performance year elapsed as of the date of the change in control. Under the LTIP, in the event of a change in control (as defined in the LTIP), restrictions in RSU grants would be deemed to have expired upon the change in control and a prorated number of the RSUs would immediately vest, unless the RSU grants were fully assumed by the successor corporation. If the RSU grants were fully assumed, a prorated number of RSUs would immediately vest if the NEO's employment was terminated by the successor corporation for reasons other than cause within 18 months of the change in control. If a change in control were to occur, PSAs would immediately pay out on a prorated basis at the greater of target level or the level earned based on then-current actual TSR ranking.

As a condition of receiving payments under the CIC Severance Plan, participants must sign a waiver of potential claims against the Company and must agree not to disclose confidential information, engage in any business in competition with the Company for a period of one year, recruit any employee or Director of the Company for employment for a period of two years, or publicly criticize the Company.

Estimated Potential Payments Upon Termination Associated with a Change in Control
The following table illustrates the value that the NEO would have received if a change in control had occurred on December 31, 2016, and if, as a result, the NEO's employment had been terminated on the same date:

	Mr. Hodnik	Mr. DeVinck	Ms. Amberg	Mr. Oachs	Mr. McMillan
Severance Payment[1]	$2,680,195	$1,384,703	$1,108,819	$701,393	$1,027,310
Annual Incentive[2]	—	—	—	—	—
Performance Shares[3]	$2,130,534	$467,049	$492,227	$358,888	$358,888
Unvested RSUs[4]	$302,997	$71,916	$66,460	$47,750	$47,750
SERP II Pension[5]	—	—	—	—	—
SERP II Defined Contribution[5]	—	—	—	—	—
Benefits[6]	$57,971	$58,762	$59,239	$35,184	$58,654
Outplacement Services[7]	$25,000	$25,000	$25,000	$25,000	$25,000
Total Payments[8]	$5,196,697	$2,007,430	$1,751,745	$1,168,215	$1,517,602

[1]
The values for severance payments were calculated based on December 31, 2016 base salary, target annual incentive, and the applicable severance benefit multiple of salary. Under the CIC Severance Plan, if payments constitute "excess parachute payments" within the meaning of Tax Code Section 280G, the payments would be reduced only if the executive would receive a greater net after-tax benefit than he or she otherwise would receive with no reduction in payments. The amounts shown above reflect a reduction of $98,212 for Ms. Amberg and $29,085 for Mr. Oachs. Mr. Oachs' severance benefit multiple increased from 1.5 to 2.5 as of January 1, 2017. Therefore, upon a qualifying termination on or after January 1, 2017, his severance payment would be $1,217,464

[2]	The performance period ended on December 31, 2016. Therefore, no benefit acceleration would have occurred under this scenario.
3 Outstanding performance shares for the 2014-2016, 2015-2017, and 2016-2018 performance periods would accelerate under this scenario. Under the LTIP, if a change in control occurs, performance shares would be paid on a prorated basis based on the greater of actual performance or target as of December 31, 2016. The award values shown assume performance shares would be prorated and paid at 100 percent of target for the 2014-2016 performance period, 130 percent of target for the 2015-2017 performance period, and 183.1 percent of target for the 2016-2018 performance period, through December 31, 2016. Award values were based on the $64.19 closing price of Common Stock on December 31, 2016.

[4]	The award values for RSUs were calculated and prorated as of the date of the change in control based on the $64.19 closing price of Common Stock on December 31, 2016.

[5]	The CIC Severance Plan does not provide for any additional age or service credit for supplemental executive retirement benefits.

[6]
The values for benefit payments were based on the applicable severance multiplier times the sum of (i) medical, dental, and basic group term life insurance benefit premiums, and (ii) Company contributions under the Flexible Compensation Plan. Mr. Oachs' severance benefit multiple increased from 1.5 to 2.5 as of January 1, 2017. Therefore, upon a qualifying termination on or after January 1, 2017, his benefit payout would be $58,640.

[7]
The Company will pay outplacement service providers directly up to the amount shown for the cost of outplacement services provided to the NEOs. No amount will be paid unless the NEOs choose to utilize outplacement services within the time frame specified in the CIC Severance Plan.

[8]
The CIC Severance Plan provides that if payments are delayed as a result of Tax Code Section 409A, interest is required to be paid at the short-term applicable federal rate. The amounts shown exclude interest.

Estimated Potential Payments Upon Termination Due to Retirement, Disability, or Death
The LTIP also provides for immediate, accelerated vesting of RSUs, on a prorated basis, upon the retirement, disability, or death of an NEO. NEOs have three years from retirement and one year from disability to exercise outstanding stock options; their beneficiaries must exercise outstanding stock options within one year of an NEO's death. NEOs may be entitled to a prorated PSA upon retirement, disability, or death if TSR performance goals are achieved at the conclusion of the three-year performance period. The following table illustrates the value NEOs would have received solely in connection with accelerated vesting triggered by a retirement, disability, or death, had the event occurred on December 31, 2016.

	Mr. Hodnik	Mr. DeVinck	Ms. Amberg	Mr. Oachs	Mr. McMillan
Annual Incentive[1]	—	—	—	—	—
Performance Shares[2]	$1,289,711	$309,417	$282,003	$201,257	$201,257
Unvested RSUs[3]	$302,997	$71,916	$66,460	$47,750	$47,750
Total Payments	$1,592,708	$381,333	$348,463	$249,007	$249,007

[1]	Because the performance period ended on December 31, 2016, no acceleration of benefits would have occurred under this scenario.

[2]
Outstanding performance shares for the performance periods 2014-2016, 2015-2017, and 2016-2018 would be earned on a prorated basis under this scenario if TSR performance goals were achieved at the conclusion of the three-year performance period. The award values shown assume performance shares would be earned based on TSR performance of 130 percent of target for the 2015-2017 performance period and 183.1 percent of target for the 2016-2018 performance period through December 31, 2016; no amount is included for performance period 2014-2016. Award values were based on the $64.19 closing share price on December 31, 2016.

[3]	The award values for RSUs were calculated and prorated based on the $64.19 closing share price on December 31, 2016.

Estimated Additional Payments Due to Long-Term Disability
Typically, ALLETE employees, including the NEOs, who become disabled may, while on long-term disability, continue to be treated as employees for certain purposes, including remaining eligible to earn retirement plan contributions and credited service for purposes of calculating the SERP II benefit until the earlier of voluntary resignation or reaching normal retirement age. The following table sets forth the estimated additional SERP II benefit that would have been earned by each NEO if he or she had gone on long-term disability on December 31, 2016.

	Mr. Hodnik	Mr. DeVinck	Ms. Amberg	Mr. Oachs	Mr. McMillan
Additional SERP II Benefit[1]	—	$51,583	$116,338	—	$14,319

[1]
The amounts shown represent the difference between the discounted net present values of the annual annuity payments to which the NEOs would be entitled upon a long-term disability occurring on December 31, 2016, and a termination of employment at normal retirement age. The following assumptions were used to calculate the amounts shown above: each NEO became disabled on December 31, 2016 and remained on disability until reaching normal retirement age; discount rate of 4.53 percent; cost of living adjustment of 2.5 percent; and female spouses are assumed to be three years younger than male spouses.

NEOs do not receive any other enhancements to their retirement benefits upon termination of employment other than in connection with a change in control or becoming disabled as described above. Vested retirement benefits become payable upon termination of employment as discussed in the Pension Benefits Discussion starting on page 52. The SERP deferral account benefits become payable upon termination of employment as described following the Non-Qualified Deferred Compensation table beginning on page 54.

DIRECTOR COMPENSATION
_________________________________________________________________

The following table sets forth the non-employee Director compensation earned in 2016:

Director Compensation—2016
(a)	(b)	(c)	(d)
Name	Fees Earned or Paid in Cash[1]	Stock Awards[1,2]	Total
Kathryn W. Dindo	$77,000	$73,000	$150,000
Sidney W. Emery, Jr.	$73,000	$73,000	$146,000
George G. Goldfarb	$67,000	$73,000	$140,000
James S. Haines, Jr.	$73,000	$73,000	$146,000
James J. Hoolihan	$70,500	$73,000	$143,500
Heidi E. Jimmerson	$83,000	$73,000	$156,000
Madeleine W. Ludlow	$74,500	$73,000	$147,500
Douglas C. Neve	$65,500	$73,000	$138,500
Leonard C. Rodman	$74,500	$73,000	$147,500

[1]
Mr. Haines, Mr. Hoolihan, and Mr. Neve elected to defer their 2016 stock retainer fees; Mr. Goldfarb and Mr. Rodman elected to defer all Director retainer fees (stock and cash). These amounts were deferred under the Deferral Plan II. Mr. Hodnik received no additional compensation in connection with his Board service and, therefore, is not included in the table.

[2]
The amounts shown in column (c) reflect the grant date fair value of the annual stock retainer paid on June 1, 2016. Each Director earned 1,318.165 shares of Common Stock valued at $55.38 (the five-day average closing price, including the date that is ten calendar days prior to June 1, 2016).

The ECC has primary responsibility for developing and evaluating the non-employee Director compensation programs. The Board approves the non-employee Director compensation programs. Employee Directors receive no additional compensation for their services as Directors. Accordingly, Mr. Hodnik received no additional compensation as a Director or Board Chair.

Under the terms of the ALLETE Director Stock Plan, ALLETE pays each non-employee Director an annual retainer fee, a portion of which is paid in cash and a portion of which is paid in Common Stock as set forth below:

Non-Employee Director Retainer Fees—2016
	Cash	Stock
Lead Director	$83,000	$73,000
All Other Directors	$58,000	$73,000

In addition, the Company pays each non-employee Director, other than the Lead Director, an annual cash retainer fee for each committee and chair assignment as set forth below:

Non-Employee Committee Retainer Fees—2016
	Member Fee	Chair (Includes Member Fee)
Audit Committee	$9,000	$19,000
Compensation Committee	$7,500	$15,000
Corporate Governance Committee	$7,500	$12,500

Committee retainer fees are prorated based on the actual term of service per year.

The Lead Director receives her respective cash retainer and the Director stock retainer fee, but does not receive any other committee or chair retainers. Directors may elect to receive all or part of the cash portions of their retainer fees in Common Stock.

The Company provides a deferral account benefit to the Directors under the terms of the Deferral Plans. On December 31, 2004, the Company froze Deferral Plan I with respect to all deferrals. Effective January 1, 2005, the Company established Deferral Plan II to comply with Section 409A of the Tax Code. Deferral Plan II governs all cash retainers initially deferred after December 31, 2004. On May 1, 2009, the Board amended Deferral Plan II to permit Directors to elect to defer their stock retainers.

Annually, each Director may elect to defer to a Deferral Plan II cash account some or all of his or her cash retainer fees. Directors can select among different investment crediting rates to apply to deferral cash account balances under the Deferral Plans. These investment options include mutual funds and similar investments. The Directors may change their investment elections at any time. Annually, each Director may elect to defer to a Deferral Plan II stock account some or all of his or her stock retainer fees. Deferred stock retainer fees are credited to a Director's stock account which mirrors the performance of our Common Stock and is credited with dividend equivalents equal to cash dividends that are declared and paid on our Common Stock.

Each Director elects a date when benefit payments from his or her Deferral Plan I and Deferral Plan II accounts will commence and the form of benefit payment. Generally, Deferral Plan I and Deferral Plan II account benefit payments will not begin earlier than the elected commencement date. Directors may, however, request an early distribution of some or all contributions made to his or her Deferral Plan I account prior to January 1, 2005, subject to a 10 percent early withdrawal penalty.

A Director is not allowed to elect to receive an early withdrawal of amounts contributed to his or her Deferral Plan II account after January 1, 2005, except that he or she may request early withdrawal in the event of an unforeseen emergency, which request is subject to the approval of the ECC.

A Director may elect to receive his or her Deferral Plan cash and stock account balances in the form of either a lump sum payment or annual installments over a 5-, 10-, or 15-year period, or a combination of both. A Director's Deferral Plan cash account balance will be credited or debited with notional gains or losses until the balance has been paid in full. A Director will receive dividend equivalents on his or her Deferral Plan II stock account balance until paid in full.

ITEM NO. 3—ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION
Pursuant to Section 14A of the Exchange Act, we are asking you to vote on whether future advisory votes on executive compensation–like Item No. 2 of this proxy statement–should occur every year, every two years, or every three years. We have conducted annual advisory votes on executive compensation since the 2012 Annual Meeting.

Our executive compensation programs have been designed to promote a long-term connection between pay and performance. At the same time, the Board recognizes that executive compensation disclosures are made annually, and we believe that annual say-on-pay voting promotes awareness of our executive compensation programs and provides us with the most direct and immediate feedback. We believe that an annual advisory vote on executive compensation is consistent with our compensation philosophy and programs. It is also consistent with our practice of engaging shareholders and seeking their input on corporate governance matters.

This advisory vote on the frequency of future advisory votes on executive compensation is non-binding. The ECC and the Board, however, expect to take into account the outcome of the vote when considering the frequency of future executive compensation advisory votes.

You are not voting to approve or disapprove the Board's recommendation. Rather, you will be able to specify your preference for one of three possible frequencies within the four possible voting options for this Item 3: "one year," "two years," "three years," or "abstain."

The Board recommends a vote for a “ONE YEAR” frequency for future advisory votes to approve executive compensation.

ITEM NO. 4—RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
_________________________________________________________________

The Audit Committee has selected PricewaterhouseCoopers as the Company's independent registered public accounting firm for the year 2017. PricewaterhouseCoopers has acted in this capacity since October 1963.

A representative of PricewaterhouseCoopers is expected to be present at the 2017 Annual Meeting. The representative will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

The Board recommends a vote “FOR” ratifying the selection of PricewaterhouseCoopers as the Company's independent registered public accounting firm for 2017.

AUDIT COMMITTEE REPORT
_________________________________________________________________

The Audit Committee is comprised of five non-employee Directors, each of whom has been determined by the Board to be “independent” under ALLETE's Corporate Governance Guidelines, and within the meaning of the rules of both the NYSE and the SEC. The Board has also determined that each member of the Audit Committee is financially literate and that Ms. Dindo, Mr. Goldfarb, and Ms. Ludlow are each an “audit committee financial expert” within the meaning of the rules of the SEC. The Audit Committee operates pursuant to a written charter that was reviewed and reaffirmed in January 2017. The current Audit Committee charter is available on the Company's website at www.allete.com/governance. The Audit Committee assists in the Board's oversight of the integrity of the Company's financial reports, compliance with legal and regulatory requirements, the qualifications and independence of the independent registered public accounting firm, both the internal and external audit processes, and internal controls over financial reporting. The Audit Committee reviews and recommends to the Board that the audited financial statements be included in the Annual Report.

During 2016, the Audit Committee met and held separate discussions with members of management and the Company's independent registered public accounting firm, PricewaterhouseCoopers, regarding certain audit activities and with the Company's director of internal audit regarding the plans for and results of selected internal audits. The Audit Committee reviewed the quarterly financial statements. It reviewed with management and the independent registered public accounting firm the effectiveness of internal controls over financial reporting and the Company's compliance with laws and regulations. The Audit Committee selected PricewaterhouseCoopers as the Company's independent registered public accounting firm for the year 2017. The Audit Committee received and reviewed the written disclosures and letter from PricewaterhouseCoopers specified by applicable requirements of the Public Company Accounting Oversight Board (PCAOB) regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence and discussed the firm's independence with the independent registered public accounting firm. The Audit Committee has received written material addressing PricewaterhouseCoopers' internal quality control procedures and other matters, as required by the NYSE listing standards.

The Audit Committee has: (i) reviewed and discussed the Company's Consolidated Financial Statements for the year ended December 31, 2016, with the Company's management and with the Company's independent registered public accounting firm; (ii) met with management to discuss all quarterly and annual financial reports prior to their issuance and to discuss significant accounting issues and management judgments; and (iii) discussed with the Company's independent registered public accounting firm the matters required to be discussed under the rules adopted by the PCAOB. Management represented to the Audit Committee that the Company's Consolidated Financial Statements were prepared in accordance with accounting principles generally accepted in the United States of America.

Based on the above-mentioned review and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has pre-approval policies and procedures related to the provision of audit and non-audit services by the independent registered public accounting firm. Under these procedures, the Audit Committee pre-approves both the type of services to be provided by the independent registered public accounting firm and the estimated fees related to these services. During the pre-approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the independent registered public accounting firm. The services and fees must be deemed compatible with the maintenance of the independence of the independent registered public accounting firm, including compliance with the SEC's rules and regulations.

The Audit Committee will, as necessary, consider and, if appropriate, pre-approve the provision of additional audit and non-audit services by the independent registered public accounting firm that were not encompassed by the Audit Committee's annual pre-approval and that are not prohibited by law. The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve, on a case-by-case basis, these additional audit and non-audit services, provided that the Chair shall promptly report any decisions to pre-approve such services to the Audit Committee.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers for the audit of the Company's annual financial statements for the years ended December 31, 2016 and December 31, 2015, and fees billed for other services rendered by PricewaterhouseCoopers during those periods. All audit and non-audit services and fees for 2016 and 2015 were pre-approved by the Audit Committee. The Company has considered and determined that the provision of the non-audit services noted below is compatible with maintaining PricewaterhouseCoopers' independence.

	2016	2015
Audit Fees[1]	$1,997,700	$2,061,352
Audit-Related Fees[2]	—	41,042
Tax Fees[3]	207,302	12,850
All Other Fees[4]	3,250	3,250
Total	$2,208,252	$2,118,494

[1]
Audit fees were comprised of audit work performed on the integrated audit of the Consolidated Financial Statements, as well as work generally only the independent registered public accounting firm can reasonably be expected to provide, such as required regulatory audits, subsidiary audits, accounting consultations, and services in connection with securities offerings.

[2]	Audit-related fees for 2015 were comprised of consultation services related to new system implementation.

[3]	Tax fees were comprised of tax consultation and planning services.

[4]	Other fees were comprised of license and maintenance fees for accounting research software.

March 23, 2017

Audit Committee

Kathryn W. Dindo, Chair
George G. Goldfarb
Madeleine W. Ludlow
Leonard C. Rodman
Heidi E. Jimmerson, ex officio

OTHER BUSINESS _________________________________________________________________

The Board knows of no other business to be presented at the 2017 Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the proxy form to vote pursuant to the proxies in accordance with their judgment in such matters.

All shareholders are respectfully asked to vote their proxies so that the necessary vote may be present at the Annual Meeting.

Shareholder Proposals for the 2018 Annual Meeting
All proposals from shareholders to be considered for inclusion in the Proxy Statement relating to the Annual Meeting scheduled for May 8, 2018, must be received by the Secretary of ALLETE at 30 West Superior Street, Duluth, MN 55802-2093 not later than November 23, 2017. The Company's Bylaws provide that for business to be properly brought before an annual meeting by a shareholder, the shareholder must have delivered timely notice to the Company's Secretary. To be timely, advance notice for business to be brought before an Annual Meeting generally must be received not less than 90 days nor more than 120 days prior to the anniversary of the immediately preceding Annual Meeting. Therefore, for the Annual Meeting scheduled for May 8, 2018, ALLETE must receive a shareholder's notice between January 9, 2018, and February 8, 2018. A shareholder's notice must also comply with the informational and other requirements set forth in the Company's Bylaws. The persons to be named as proxies in the proxy cards relating to the 2018 Annual Meeting may have the discretion to vote their proxies in accordance with their judgment on any matter as to which ALLETE did not have notice in accordance with the advance notice provisions in the Company's Bylaws, without discussion of such matter in the Proxy Statement relating to the 2018 Annual Meeting.

By order of the Board of Directors,

/s/ Bethany M. Owen
Bethany M. Owen
Senior Vice President, Chief Legal and Administrative Officer, and Secretary

March 23, 2017
Duluth, Minnesota

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945
Address Change? Mark box, sign, and indicate changes below: □

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors recommends a vote FOR each nominee in Item 1, FOR Item 2, for ONE YEAR frequency in Item 3, and FOR Item 4.

1. Election of directors:
		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
a.	Kathryn W. Dindo	☐	☐	☐	f.	James J. Hoolihan	☐	☐	☐
b.	Sidney W. Emery, Jr.	☐	☐	☐	g.	Heidi E. Jimmerson	☐	☐	☐
ò Please fold here - Do not separate ò
c.	George G. Goldfarb	☐	☐	☐	h.	Madeleine W. Ludlow	☐	☐	☐
d.	James S. Haines, Jr.	☐	☐	☐	i.	Douglas C. Neve	☐	☐	☐
e.	Alan R. Hodnik	☐	☐	☐	j.	Leonard C. Rodman	☐	☐	☐

2. Advisory vote approving executive compensation.	☐	For	☐	Against	☐	Abstain

3. Advisory vote on the frequency of future advisory votes on executive compensation.	☐	1 Year	☐	2 Years	☐	3 Years	☐	Abstain

4. Ratification of the appointment of PricewaterhouseCoopers LLP as ALLETE's independent registered public accounting firm for 2017.	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Date _____________________________________

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

ALLETE, INC.
ANNUAL MEETING OF SHAREHOLDERS
Tuesday, May 9, 2017
10:30 a.m. CDT
Duluth Entertainment Convention Center
Lake Superior Ballroom
350 Harbor Drive
Duluth, MN

ALLETE, Inc.
30 West Superior Street	proxy
Duluth, MN 55802-2093

This proxy is solicited by the Board of Directors for use at the Annual Meeting of Shareholders on May 9, 2017.
Alan R. Hodnik and Bethany M. Owen, or either of them, with power of substitution, are hereby appointed proxies of the undersigned to vote all shares of ALLETE, Inc. common stock owned by the undersigned at the Annual Meeting of Shareholders to be held in the Lake Superior Ballroom of the Duluth Entertainment Convention Center, 350 Harbor Drive, Duluth, Minnesota, at 10:30 a.m. CDT on Tuesday, May 9, 2017 or any adjournments or postponements thereof, with respect to the election of Directors, an advisory vote to approve executive compensation, an advisory vote on the frequency of future advisory votes on executive compensation, ratification of the selection of an independent registered public accounting firm, and any other matters as may properly come before the meeting.
This proxy confers authority to vote each proposal listed on the other side unless otherwise indicated. If no choice is specified, the proxy will be voted FOR each nominee in Item 1, FOR Item 2, for a ONE YEAR frequency in Item 3, and FOR Item 4. If any other business is transacted at said meeting, this proxy shall be voted in the discretion of the proxies. This proxy is solicited on behalf of ALLETE, Inc., and may be revoked prior to its exercise. Please complete, sign, date and return this Proxy Card using the enclosed envelope. Alternatively, authorize the above-named proxies to vote the shares represented on this Proxy Card online or by phone as described below. Shares cannot be voted unless these instructions are followed, or other specific arrangements are made to have the shares represented at the meeting. By responding promptly, you may help save the costs of additional proxy solicitations.
Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to be held on May 9, 2017:
The Proxy Statement and 2016 Annual Report on Form 10-K are available at
www.proxypush.com/ale
Vote by Internet, Telephone or Mail.
Internet and Telephone Voting Available
24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

:	(	*
INTERNET	PHONE	MAIL
www.proxypush.com/ale	1-866-883-3382
Use the Internet to vote your proxy	Use a touch-tone telephone to	Mark, sign and date your proxy
until 12:00 p.m. (CDT) on	vote your proxy until 12:00 p.m.	card and return it in the
May 8, 2017	(CDT) on May 8, 2017.	postage-paid envelope provided.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your Proxy Card.